EXHIBIT 10.15

COMPLETE SOLAR, INC.

3000 EXECUTIVE PARKWAY, SUITE 504

SAN RAMON, CA 94583

BISHOP RANCH - BUILDING LEASE

BISHOP RANCH - BUILDING LEASE

i

8.	MAINTENANCE AND REPAIRS		17
	8.1	Landlord’s Obligations	17
	8.2	Tenant’s Obligations	18
	8.3	Waiver of Repair and Deduct Statutes	19

9.	ALTERATIONS AND ADDITIONS		19
	9.1	No Alterations Without Consent	19
	9.2	Performance of Alterations	19
	9.3	Ownership of Improvements	20
	9.4	Ownership of Personal Property	20
	9.5	Communications Lines and Cabling	20

10.	ENTRY BY LANDLORD		20

11.	LIENS		21

12.	INDEMNITY		21
	12.1	Indemnity	21
	12.2	Exemption of Landlord from Liability	22

13.	INSURANCE		22
	13.1	Tenant’s Insurance	22
	13.2	Landlord’s Insurance	23
	13.3	Waiver of Subrogation	24
	13.4	Tenant’s Property	24

14.	DAMAGE OR DESTRUCTION		24
	14.1	Landlord’s Duty to Repair	24
	14.2	Landlord’s Right to Terminate	25
	14.3	Tenant’s Right to Terminate	25
	14.4	Exclusive Rights	26

15.	CONDEMNATION		26

16.	ASSIGNMENT AND SUBLETTING		26
	16.1	Landlord’s Consent Required	26
	16.2	Reasonable Consent	27
	16.3	Excess Consideration	27
	16.4	No Release of Tenant	28
	16.5	Fees	28
	16.6	Effectiveness of Transfer	28
	16.7	Recapture Right	28
	16.8	Certain Transfers	29
	16.9	Permitted Transfers	29
	16.10	Tenant Remedies	30

17.	SUBORDINATION		30
	17.1	Subordination	30
	17.2	Subordination Agreements	30
	17.3	Attornment	30

18.	QUIET ENJOYMENT		31

19.	DEFAULT; REMEDIES		31
	19.1	Default	31
	19.2	Landlord’s Remedies	32
	19.3	Landlord’s Right to Cure	33
	19.4	Waiver of Forfeiture	33
	19.5	Late Charges	33
	19.6	Interest.	33
	19.7	Default by Landlord	33
	19.8	Consequential Damages	34

20.	PARKING		34

21.	RELOCATION OF PREMISES		34
	21.1	Conditions	34
	21.2	Notice	34

22.	MORTGAGEE PROTECTION		35

23.	ESTOPPEL CERTIFICATES		35

24.	SURRENDER, HOLDING OVER		35
	24.1	Surrender	35
	24.2	Abandoned Property	36
	24.3	Holding Over.	36

25.	HAZARDOUS SUBSTANCES		37
	25.1	Tenant’s Obligations and Indemnity	37
	25.2	Testing	37
	25.3	Landlord’s Representation	37
	25.4	Definitions	37
	25.5	Governing Agreements	38

26.	SIGNS		38

27.	COMPLIANCE WITH LAWS		38
	27.1	Landlord’s Obligations	38
	27.2	Tenant’s Obligations	38
	27.3	Disclosure Regarding Certified Access Specialist	38

28.	RULES AND REGULATIONS		39

29.	NOTICES		39

30.	AUTHORITY		39

31.	INTENTIONALLY DELETED		40

32.	BROKERS		40

33.	RESERVED RIGHTS		40

34.	TRANSFER OF THE BUILDING BY LANDLORD		40

35.	MISCELLANEOUS		40
	35.1	Captions; Attachments; Defined Terms	40
	35.2	Entire Agreement	40
	35.3	Severability	41
	35.4	Costs of Suit	41
	35.5	Joint and Several Liability	41
	35.6	Independent Covenants; Binding Effect; Choice of Law	41
	35.7	Waiver	41
	35.8	Force Majeure	42
	35.9	Landlord’s Liability	42
	35.10	Consents and Approvals	42
	35.11	Delivery of Financial Statements	42
	35.12	Relationship of Parties	43
	35.13	Administrative Charges	43
	35.14	Survival	43
	35.15	OFAC List	43
	35.16	Time Periods	43
	35.17	Time of the Essence	44
	35.18	Counterparts	44
	35.19	WAIVER OF JURY TRIAL/JUDICIAL REFERENCE	44

Exhibits

EXHIBIT A	-	FLOOR PLAN OF PREMISES
EXHIBIT B	-	WORK LETTER
EXHIBIT C	-	RULES AND REGULATIONS
EXHIBIT D	-	FORM OF ESTOPPEL CERTIFICATE
EXHIBIT E	-	JANITORIAL SERVICES
EXHIBIT F	-	INTENTIONALLY DELETED
EXHIBIT G	-	COMMENCEMENT OF LEASE
EXHIBIT H	-	RESTRICTIONS ON USE OF PREMISES

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INDEX OF DEFINED TERMS

Page
Above-Standard Improvements	19
Additional Rent	6
Alterations	19
Alterations Proposal	19
Arbitration Panel	5
Base Rent	6
Base Rent Floor	3
Basic Lease Provisions	ix
Books and Records	12
Building	ix
Building Standard Lighting	16
Building Systems	18
Building-Standard Improvements	19
Cabling	20
Casualty	24
Casualty Termination Condition	25
Change of Ownership	29
Claims	22
Common Areas	2
Comparison Buildings	3
Comparison Leases	3
Complex	ix
Cost-Saving Expenditures	8
CPA	12
Default Rate	33
Determination	4
Environmental Laws	37
Event of Default	31
Excessive Utilities	16
Excluded Costs	9
Expiration Date	ix
Fair Market Value	3
Force Majeure Events	42
GAAP	7
General Contractor	19
Hazardous Substances	37
Holdover Rate	36
Holidays	16
HVAC	18
Impasse Date	4
Indemnitee	21
Indemnitees	21
Independent Arbitrator	4

Initial Term	2
Inspection Notice	12
Land	ix
Landlord	ix
Landlord Casualty Notice	25
Landlord’s Personal Property	7
Landlord’s Representatives	20
Legal Requirements	38
Net Worth	29
Normal Hours of Operation	16
Notice Date	3
Notice of Proposed Transfer	27
OFAC	43
OFAC List	43
Operating Cost Estimate	10
Operating Cost Payments	10
Operating Costs	7
Option Exercise Notice	3
Option Term	3
Option to Extend	3
Original Tenant	5
Permitted Assignee	29
Permitted Transfer	29
Permitted Transferee	29
Premises	ix
Private Restrictions	38
Project	ix
Property Taxes	7
Regulated Entity	43
Relocation Premises	34
Rent	6
Restoration	24
SDC	19
Security Holder	30
Statement	11
Subject Space	27
Superior Encumbrance	30
Taking	26
Tenant	ix
Tenant OFAC Information	43
Tenant Parties	22
Tenant Party	22
Tenant Systems	18
Tenant’s Personal Property	20
Tenant’s Representatives	18
Tenant’s Share	x

Tenant-Insured Suite Improvements	18
Transfer	26
Transfer Premium	27
Transferee	27
Work Letter	I

BISHOP RANCH

BUILDING LEASE

This Lease is made as of October 3, 2018, by and between Alexander Properties Company, LLC, a California limited liability company (“Landlord”), and Complete Solar, Inc., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following terms. In the event of a conflict between the Basic Lease Provisions and the body of this Lease, the Basic Lease Provisions shall control.

Section
No.

1.1	Premises:	Suite 504.

1.1	Address of Premises:	3000 Executive Parkway, Suite 504, San Ramon, CA 94583

1.1	Description of Building and Complex:	Building Q (the “Building”), which is part of a complex containing the Building and two (2) other buildings and commonly known as Bishop Ranch 8 (the “Complex”).

1.1	Description of Project:	The Complex, which contains 677,720 rentable square feet, the land on which the Complex is situated (the “Land”), the common areas of the Complex, any other improvements in the Complex and Landlord’s Personal Property (as hereinafter defined) are herein referred to collectively as the “Project.”

1.1	Floor Area of	Approximately 5,981 rentable square feet.
Premises:

1.1	Floor Area of	Approximately 225,908 rentable square feet.
Building:

2.1	Commencement Date:	December 1, 2018.

2.1	Target
	Commencement Date:	December 1, 2018

2.1	Expiration Date:	The last day of the sixty-second (62nd) full calendar month commencing on or after the Commencement Date.

2.1	Initial Term	Sixty-two (62) full calendar months beginning on the Commencement Date, together with any partial first month if the Commencement Date is not the first day of a calendar month.

2.4	Option to Extend Term:	One (1) 5-year option to extend. The Base Rent for the option periods shall be set at Fair Market Value, but not less than the Base Rent for the last month of the Initial Term, as described in Section 2.4.

3.1	Base Rent:

Months of Term or Period	Annual Rate per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Rate per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent (rounded to the nearest 100th of a dollar)
Commencement Date - Month 12*	$38.40	$2.90	$17,344.90
Month 13 - Month 24	$35.84	$2.99	$17,865.25
Month 25 - Month 36	$36.92	$3.08	$18,401.21
Month 37 - Month 48	$38.03	$3.17	$18,953.25
Month 49 - Month 60	$39.17	$3.26	$19,521.85
Month 61 - Month 62	$40.34	$3.36	$20,107.51

*	Subject to an abatement of Base Rent as set forth herein.

If the Commencement Date is a date other than the first day of a calendar month, the foregoing adjustments to Base Rent shall be effective as of the first day of the calendar month immediately following the anniversary of the Commencement Date.

4.2	Operating Costs (per Base Year):	To be based upon actual Operating Costs for the 2019 calendar year.

4.2	Tenant’s Share:	0.88% (calculated based on the rentable square footage of the Project).

5	Security Deposit:	$60,322.53, subject to the terms and conditions set forth in Section 5 of this Lease.

x

6.1	Use of Premises:	General office and for no other use, subject to the restrictions set forth on Exhibit H.

20	Parking:	A parking ratio of 3 stalls per 1,000 rentable square feet of office space (i.e., fifteen (15) parking spaces).

32	Tenant’s Broker(s):	Mark Pleis
Lee & Associates

3.5 and	Address for Payments
29	and Notices:

	Landlord Payment Address:	Tenant Notice Address prior to
Commencement Date:
Alexander Properties Company, LLC
	P.O. Box 640	Complete Solar, Inc.
	San Ramon, CA 94583	1850 Gateway Dr., Suite 450
San Mateo, CA 94404
Attention: CEO

	Landlord Notice Address:	Tenant Notice Address after
Commencement Date:
Alexander Properties Company, LLC
	2600 Camino Ramon, Suite 201	Complete Solar, Inc.
	San Ramon, CA 94583	3000 Executive Parkway, Suite 504
	Attention: General Counsel	San Ramon, CA 94583
Attn: CEO

BISHOP RANCH

BUILDING LEASE

1. PREMISES.

1.1 Demise of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described in the Basic Lease Provisions. The Premises are located in the Building, which is part of the Complex identified in the Basic Lease Provisions. As further described in the Basic Lease Provisions, the Complex and the Land comprise the Project. The Premises are depicted on the floor plan attached hereto as Exhibit A. The parties acknowledge and agree that the approximate rentable square footages set forth in the Basic Lease Provisions for the Premises and Building are deemed to be correct for all purposes of this Lease; provided, however, that Landlord may from time to time re-measure the Premises and/or the Building in accordance with any generally-accepted measurement standards selected by Landlord and adjust Tenant’s Share based on such re-measurement; provided further, however, that any such re-measurement shall not affect the amount of Base Rent payable for, or the amount of any tenant allowance applicable to, the initial Term..

1.2 As-Is Condition. Tenant accepts the Premises in their present “As Is” condition, provided the Suite Improvements (as described in the work letter attached hereto as Exhibit B (the “Work Letter”)) are completed, and acknowledges that (i) neither Landlord nor any of its employees or agents has made any representations regarding the Premises or the condition thereof; and (ii) except for the Suite Improvements, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy.

1.3 Early Access. During the period beginning approximately two (2) weeks before the Commencement Date and ending on the Commencement Date, Tenant shall be permitted to enter the Premises for the sole purpose of installing furniture, fixtures and equipment (including data and telephone lines and equipment) therein and otherwise readying the Premises for Tenant’s occupancy, provided that (a) Tenant’s early entry does not interfere with Landlord’s construction of the Suite Improvements, (b) prior to Tenant’s entry in the Premises, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord evidencing Tenant’s compliance with the requirements of Section 13.1 below, and a schedule, for Landlord’s approval, which schedule shall detail the timing and purpose of Tenant’s entry; and (c) Tenant’s work in the Premises prior to the Commencement Date shall comply with the requirements of Section 9 below. Tenant’s occupancy of the Premises before the Commencement Date shall be subject to all of the terms, covenants and conditions of this Lease, including Tenant’s indemnity obligations set forth in Section 12 below, except that Landlord agrees that Tenant’s obligation to pay Base Rent shall be waived. Tenant shall, however, pay the cost of all utilities and other services provided to the Premises prior to the Commencement Date that are required solely by reason of Tenant’s early occupancy.

1.4 Common Areas. Tenant, its employees, contractors, agents and invitees shall have the non-exclusive right, throughout the Term, to use the Common Areas (as hereinafter defined). “Common Areas” shall mean, collectively, all areas of the Building, Project and Complex designated by Landlord from time to time for the common use or benefit of occupants of the Building or other buildings in the Complex, and their employees and invitees. To the extent so designated by Landlord, Common Areas may include portions of the landscaping, parking lots, walkways, roadways, driveways and patio or plaza areas outside the Complex and within the Project, as well as Building entrances, common lobbies, hallways, fire vestibules, common restrooms, mechanical areas, ground floor corridors, elevators and elevator lobbies, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, ramps, stairs, and similar access ways and service ways in and adjacent to the Building and other buildings in the Complex. The Common Areas shall be subject to the exclusive management and control of Landlord. Landlord shall have the right from time to time to relocate and limit the use of particular areas or portions of the Common Areas (including determining the operating hours of any amenities located therein). Landlord shall also have the right to close all or any portion of the Common Areas as may, in the sole discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person, as well as the right to convert Common Areas to other uses, including leasable area, and otherwise make changes to the Common Areas, including changes in the location of any driveways, entrances, exits, walkways, vehicular parking spaces, parking areas, the direction of the flow of traffic, or the construction of additional structures thereon. Landlord shall also have the right, from time to time, to impose reasonable controls on access to the Building. Such limitation or control upon access may include establishing procedures for deliveries by messengers and caterers, and access to the Premises by Tenant’s invitees and employees. Tenant shall not be denied access to the Premises or Common Areas, except for limited periods of time upon reasonable advance written notice, in emergency situations, or as mandated by governmental authority.

2. TERM.

2.1 Initial Term. The initial term (“Initial Term”) of this Lease shall commence on the Commencement Date and shall end on the Expiration Date specified in the Basic Lease Provisions, unless sooner terminated or extended pursuant to this Lease; provided, however, that if the Substantial Completion Date (as defined in the Work Letter) does not for any reason occur (or be deemed to have occurred) on or before the Target Commencement Date set forth in the Basic Lease Provisions, then, (a) this Lease shall not be void or voidable by either party, and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, if Landlord does not deliver the Premises to Tenant in the condition required herein within one hundred twenty (120) days following the Target Commencement Date, Tenant shall receive a rent credit equal to one (1) day of Base Rent for each day thereafter until delivery of the Premises to Tenant in the condition required herein.

2.2 Acknowledgment of Commencement Date. Upon determination of the Commencement Date, Landlord may deliver to Tenant a written acknowledgment of the Commencement Date and Expiration Date in the form attached hereto as Exhibit G. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within ten (10) days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

2.3 Option to Extend.

(a) Landlord hereby grants Tenant one (1) option to extend the Term for a period of five (5) years (the “Option Term”, and such option, the “Option to Extend”). Tenant’s notice of its election to exercise the Option to Extend (an “Option Exercise Notice”) must be given to Landlord in writing no sooner than fifteen (15) months and no later than twelve (12) months prior to the expiration date of the Initial Term. If any such written notice is not delivered to Landlord within the required period, Tenant shall be deemed to have waived the Option to Extend. Anything herein contained to the contrary, (i) Tenant shall have no right to exercise the Option to Extend if any person or entity other than Tenant or its Permitted Transferees (as defined in Section 16.9 below) is then physically or legally occupying any portion of the Premises; (ii) Tenant shall have no right to exercise the Option to Extend if (A) Tenant is in default on the date of giving the Option Exercise Notice (“Notice Date”) or (B) Landlord has delivered to Tenant two (2) or more notices of default at any time prior to the Notice Date (regardless of whether such defaults were cured within any applicable cure period provided herein); and (iii) if Tenant is in default on the date the Option Term is to commence, then, at Landlord’s election, the Option Term shall not commence and this Lease shall expire at the end of the Initial Term.

(b) Rent. Base Rent for the Option Term shall be set at Fair Market Value as described in Section 2.4(c) below, but the monthly Base Rent for the Option Term shall in no event be less than the Base Rent payable for the month immediately preceding the Option Term (“Base Rent Floor”).

(c) Fair Market Value. The term “Fair Market Value” used in this Lease shall mean the annual rental rate being charged for space comparable to the Premises within the Building and other comparable buildings in the San Francisco Bay Area (including but not limited to the Tri-Valley Area, San Francisco and Silicon Valley) (“Comparison Buildings”), based upon binding lease transactions for tenants in the Building and Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Option Term (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) rental structure, including rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for the base year or expense stop), and escalation provisions, (ii) the permitted use, location, floor level and outlooks of the Premises compared to the premises of the Comparison Leases, (iii) the location, quality and age of the Building compared to the building(s) of the Comparison Leases, (iv) the definition of rentable area or net rentable area, as the case may be, under this Lease compared to the Comparison Leases, (v) free rent, moving allowances and other rental concessions affecting the rental rate, (vi) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant, (vii) the date the particular rate under the Comparison Leases became effective compared to the commencement of the Option Term, (viii) the length of the Option Term compared to the lease term of the Comparison Leases, and (ix) the extent of amenities and services provided under this Lease compared to those provided under the Comparison Leases. The Fair Market Value may include annual or other periodic increases.

(d) Landlord Notification of Fair Market Value. Not later than six (6) months prior to the commencement of the Option Term, provided Tenant has given valid notice of exercise of the Option to Extend, Landlord shall notify Tenant of Landlord’ s determination of Fair Market Value. Tenant shall have thirty (30) days following receipt of Landlord’s notice in which to either accept such determination or elect to have such determination made by arbitration as described below. If Tenant does not give Landlord a timely notice in response to Landlord’s determination of Fair Market Value, Landlord’s determination shall be binding upon Tenant for the Option Term.

(e) Dispute Resolution.

(i) If Tenant timely disputes Landlord’s determination of Fair Market Value, the parties shall first negotiate in good faith to reach agreement upon the Fair Market Value for the Option Term. If Landlord and Tenant are able to agree upon the Fair Market Value within thirty (30) days after Tenant’s notice to Landlord disputing Landlord’s determination (“Impasse Date”), then such agreement shall constitute a final determination of the Fair Market Value for the Option Term. If Landlord and Tenant are unable to agree upon the Fair Market Value prior to the Impasse Date, then, within fifteen (15) days after the Impasse Date, the parties shall meet and concurrently deliver to each other their respective written estimates of the Fair Market Value for the Option Term, supported by the reasons therefor (each, a “Determination”). Landlord’s Determination may be more or less than its initial determination of the Fair Market Value. If either party fails to deliver its Determination in a timely manner, then the Fair Market Value shall be the Determination by the other party. If the higher Determination is no more than one hundred five percent (105%) of the lower Determination, then the Fair Market Value shall be the average of the two. In every other case, the Fair Market Value shall be determined as set forth below.

(ii) Within ten (10) days after the parties exchange their respective Determinations, the parties shall each appoint an arbitrator who shall, by profession, either be a real estate broker or appraiser who shall have been active for the five (5)-year period ending on the date of such appointment in leasing or appraising (as the case may be) comparable commercial properties in the vicinity of the Project, and shall be familiar with the rentals then being charged in the Building and in the Comparison Buildings, The parties may appoint the brokers or appraisers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to timely appoint an arbitrator, then the Fair Market Value for the Option Term shall be the Determination of the other party.

(iii) Within twenty (20) days following appointment of the second arbitrator to be appointed, the two arbitrators appointed by the parties shall appoint a third, similarly qualified, independent arbitrator who has not had a substantial personal or business relationship with either party during the three (3) year period immediately prior to his or her appointment (“Independent Arbitrator”), and notify Landlord and Tenant of the identity of the Independent Arbitrator. If an Independent Arbitrator has not been so appointed by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the Presiding Judge of the Superior Court of Contra Costa County, for the appointment of such an Independent Arbitrator, and the other patty shall not raise any question as to the court’s full power and jurisdiction to make the appointment.

(iv) Within five (5) days following notification of the identity of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Arbitration Panel”). The Arbitration Panel may, at its option, conduct a hearing at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for questioning by the members of the Arbitration Panel and rebuttal by the other patty. The Arbitration Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Base Rent for the Option Term, and shall have no right to propose a middle ground or to modify either of the two Determinations or the provisions of this Lease. In no event, however, shall the Base Rent payable during the Option Term be less than the Base Rent Floor. The Arbitration Panel shall attempt to render a decision within thirty (30) days after appointment of the Independent Arbitrator. In any case, the Arbitration Panel shall render a decision within forty-five (45) days after appointment of the Independent Arbitrator.

(v) The decision of the Arbitration Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Arbitration Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.

(f) General Provisions.

(i) The Option to Extend is personal to the Tenant executing this Lease (the “Original Tenant”) and any Permitted Assignee (as defined in Section 16.9) and is otherwise not assignable or transferable.

(ii) Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

(iii) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 2.4, Tenant’s monthly payments of Base Rent shall be in an amount equal to Landlord’s Determination (or, if greater, the Base Rent Floor). Within thirty (30) days following determination of the Fair Market Value by agreement by the parties or the decision of the Independent Arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent previously paid.

(iv) After the Base Rent payable during the Option Term is determined, the parties shall promptly execute an amendment to this Lease extending the Term and stating the amount of the Base Rent. Notwithstanding the foregoing, upon determination of the Base Rent for the Option Term in accordance with this Section 2.4, an otherwise valid exercise of an Option to Extend shall be fully effective whether or not such an amendment is executed.

2.4 Definition of “Term”. The Initial Term and, if Tenant duly exercises the Option to Extend, the Option Term, are hereinafter, collectively, called the “Term.”

3. RENT.

3.1 Base Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord base rent (“Base Rent”) for the Premises monthly in advance, on the first day of each calendar month during the Term, without deduction, offset, prior notice or demand (except as expressly provided elsewhere in this Lease), in lawful money of the United States of America, in the amounts set forth in the Basic Lease Provisions. Rent for any partial month at the beginning or end of the Term shall be prorated using the actual number of days in the month.

3.2 Additional Rent. In addition to the Base Rent, Tenant shall also pay to Landlord “Tenant’s Share” (as set forth in the Basic Lease Provisions) of increases in “Operating Costs” (as defined below) in accordance with the provisions of Section 4. Such payments, together with all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder shall constitute “Additional Rent” and, in the event of any nonpayment of Additional Rent, Landlord shall have the same rights and remedies available to it as it has for nonpayment of Base Rent.

3.3 Advance Rent. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord an amount equal to the Base Rent payable for the first full calendar month for which Base Rent is due, which shall be applied against Base Rent as and when it becomes due.

3.4 Manner of Payment or Rent. All Base Rent and Additional Rent (collectively, “Rent”) shall be paid when due to Landlord at its address for payments set forth in the Basic Lease Provisions or at such other place as Landlord may from time to time designate in writing.

3.5 Abated Base Rent. Tenant shall have no obligation to pay Base Rent for the Premises (the “Rent Abatement”) for the first two (2) months following the Commencement Date (the “Rent Abatement Period”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $34,689.80, and that such amount shall be automatically applied by Landlord to the Base Rent payable during the Rent Abatement Period until such amount is exhausted. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under this Lease. If an Event of Default exists at any time before the entirety of the Rent Abatement has been utilized hereunder, Tenant shall be entitled to no further Rent Abatement thereafter, and Base Rent shall thereafter be due and payable in accordance with Section 3.1 in above. In addition, if this Lease is terminated prior to the expiration of the Term in connection with a breach or default by Tenant, Tenant shall, in addition to any and all other amounts payable by Tenant, Landlord may recover as part of its damages the unamortized amount of Rent Abatement.

4. OPERATING COSTS: ADDITIONAL TAXES.

4.1 Definitions. For purposes of this Section 4, the following terms are herein defined:

(a) Base Year: The calendar year 2019.

(b) Operating Costs:

(i) Included Operating Costs. Operating Costs shall mean and include all costs and expenses of ownership, management, operation, repair and maintenance (excluding depreciation of the improvements and amounts paid on Landlord’s loans) of the Project during the Term in accordance with customary and generally accepted real estate management and accounting principles (“GAAP”). “Operating Costs” shall include the following:

(I) All real estate taxes and other ad valorem taxes and assessments, any other special taxes and assessments, and any other governmental impositions, levied, charged or imposed on or by reason of Landlord’s ownership, operation or use of the Project (or any portion thereof), including taxes assessed on Landlord’s Personal Property, and any tax or fee levied in addition to or in lieu of any of the foregoing, whether assessed against Landlord or Tenant or both (collectively, “Property Taxes”), but excluding the taxes covered by Section 4.4. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred by Landlord in attempting to protest, reduce or minimize Property Taxes shall be included in Property Taxes for the year in which they are incurred;

(2) The cost of parts, equipment and other personal property used by Landlord in the maintenance, operation and repair of the Project (“Landlord’s Personal Property”);

(3) Insurance premiums;

(4) License, permit and inspection fees;

(5) Compensation, including employment taxes and benefits, of all persons who perform duties connected with the management, operation, maintenance and repair of the Project, including the level of senior property manager, vice presidents of facilities and contracts, and property management and administration personnel;

(6) Management fees;

(7) Costs of supplying all utilities and services, including water, sewage disposal, rubbish removal, janitorial, security, parking, window washing, and supplies and materials;

(8) Costs of standard signage for the Building, Complex and Project;

(9) Costs of any capital improvements, repairs or replacements made by Landlord to the Project, or capital assets acquired by Landlord for the Project, after the Base Year (i) that are required to comply with any Legal Requirements, (ii) for the protection of the health and safety of the occupants of the Project, (iii) for the replacement of Building Systems or components thereof, or (iv) that are intended to reduce other Operating Costs (“Cost-Saving Expenditures”); such costs, together with interest on the unamortized balance at the rate of eight percent (8%) per annum, to be amortized over the useful life thereof, as reasonably determined by Landlord in accordance with GAAP (or, in the case of Cost-Saving Expenditures, over the period of time that Landlord reasonably estimates will be required for any cost savings resulting from such capital item to equal the cost of such item);

(10) Costs of maintaining, repairing and operating the Common Areas, including gardening and landscaping;

(11) Legal, accounting and other professional services, fees and costs incurred in connection with the operation of the Project and the calculation of Operating Costs;

(12) Rental expense or a reasonable allowance for depreciation of Landlord’s Personal Property;

(13) A reasonable allocation of rent attributable to property and facilities management offices located within Bishop Ranch; and

(14) Costs incurred in connection with tenant relations.

If either the Building or the Complex is not fully occupied for any calendar year during the Term, Operating Costs that vary with occupancy may be adjusted by Landlord to the amount which would have been incurred if the Building or Complex had been fully occupied for the year. In addition, Operating Costs during the Base Year shall exclude (i) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure Events (as defined in Section 35.8), boycotts, strikes, conservation surcharges, embargoes or shortages, and (ii) at Landlord’s option, the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis. In addition, Landlord, in its reasonable discretion, may equitably allocate Operating Costs among office, retail or other portions or occupants of the Project, and if Landlord incurs Operating Costs for the Project together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Project and such other property.

(ii) Excluded Costs. Notwithstanding anything to the contrary set forth in this Section 4 or elsewhere in this Lease, Operating Costs shall not include the following (“Excluded Costs”):

(1) Depreciation and amortization, except as expressly provided for above;

(2) Capital expenditures, except as expressly provided for in clause (9) above,

(3) Except in connection with any rentals of Landlord’s Personal Property, rentals and other related expenses incurred for items which if purchased, rather than rented, would constitute a capital expenditure not permitted pursuant to clause (9) above;

(4) Acquisition of sculpture, paintings or other objects of art;

(5) Upgrading the Building, Complex or Project to comply with any Legal Requirements that were applicable to the Building, Complex or Project as of the date of execution of this Lease (based on the current interpretation of such Legal Requirements by applicable governmental authorities as of the date of this Lease), and penalties or damages incurred due to any such non-compliance;

(6) Leasing or real estate brokerage fees or commissions, architectural and engineering fees, and similar expenses incurred in connection with the leasing of space (including rental or other obligations to third parties or prospective tenants or occupants that Landlord pays or assumes);

(7) Costs of repairs or other work or costs occasioned by Casualty (as defined in Section 14.1 below), and costs incurred by Landlord in connection with or made necessary by any actual or threatened Taking (as defined in Section 15 below), whether or not covered by insurance or condemnation proceeds, except for commercially reasonable deductible amounts under applicable insurance policies;

(8) Costs arising from the presence of any Hazardous Substances in, on, under or about the Project; provided, however, that Operating Costs shall include (i) the costs of any routine monitoring of or testing for Hazardous Substances in, on, or about the Project, and (ii) costs incurred in the cleanup or remediation of de minimis amounts of Hazardous Substances customarily used in office buildings or used to operate motor vehicles and customarily found in parking facilities shall be included as Operating Costs;

(9) Interest, fines, late fees, collection costs, legal fees or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with applicable Legal Requirements, including the failure to pay Property Taxes or taxes on Landlord’s Personal Property when due, or to comply with the terms of any mortgage, deed of trust, ground lease, private restriction or other agreement;

(10) Costs incurred in installing, operating and maintaining any specialty service that is not necessary for Landlord’s operation, management, maintenance and repair of the Project;

(11) Interest or other payments (including payments of principal, points, and fees) on account of any non-operating debt, including mortgages, deeds of trust or other security interests encumbering the Building, Complex or Project;

(12) Rental payments to any ground lessor;

(13) Costs associated with the operation of the business of the partnership or other entity which constitutes Landlord, as distinguished from costs of operation of the Building, Complex or Project, including costs of defending lawsuits with any mortgagee, and costs of selling, syndicating, financing, mortgaging or hypothecating any ownership interest in Landlord, or any of Landlord’s interest in the Project;

(14) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project, except to the extent such wages and benefits are equitably allocated to the Project; and

(15) Landlord’s personal and corporate income taxes, inheritance and estate taxes, succession, capital levy, excise, profits, franchise, gift and transfer taxes, and taxes for which Tenant is responsible pursuant to Section 4.4 below.

4.2 Payment of Tenant’s Share of Operating Costs. If the Operating Costs during any calendar year following the Base Year exceed the Operating Costs for the Base Year, Tenant shall pay to Landlord Tenant’s Share of such excess.

4.3 Notice and Payment.

(a) Landlord’s Estimate of Tenant’s Share of Operating Costs. For each calendar year following the Base Year, Landlord shall provide Tenant an estimate of the Operating Cost Payments applicable to such calendar year (“Operating Cost Estimate”), and Tenant shall pay Landlord one-twelfth (1/12th) of the Operating Cost Estimate with each monthly Base Rent payment. Tenant’s payments pursuant to this Section 4.3(a) are referred to in this Lease as “Operating Cost Payments.” If Landlord’s Operating Cost Estimate for any calendar year is provided after the start of such calendar year, Tenant shall continue to pay monthly estimated Operating Cost Payments on the basis of the prior year’s estimate until the first day of the next calendar month, at which time the monthly estimated Operating Cost Payment shall be adjusted based on the updated Operating Cost Estimate, and Tenant shall pay to Landlord any deficiency between such updated Operating Cost Estimate and the monthly estimates previously paid by Tenant during such calendar year. In no event will Tenant be entitled to receive the benefit of a reduction in Operating Costs below the amount of Operating Costs for the Base Year. Any failure of Landlord to timely deliver the Operating Cost Estimate for any calendar year shall not affect Landlord’s rights to receive the amounts specified in Section 4.2.

(b) Reconciliation Statement. As soon as practicable after the start of each calendar year subsequent to the Base Year (but no later than April 30th), Landlord shall provide Tenant with a Statement (the “Statement”) of the amount of the Operating Costs for the preceding calendar year, the Operating Cost Payments made by Tenant for the preceding calendar year, and, based on the foregoing, the amount of any payment due from Tenant to Landlord or from Landlord to Tenant. If, on the basis of the Statement, (i) Landlord owes money to Tenant, Tenant shall be entitled to a credit against the Rent next due hereunder in the amount of such overpayment, and (ii) Tenant owes money to Landlord, such amount shall be paid within thirty (30) days after delivery of the Statement to Tenant. Any failure of Landlord to timely deliver the Statement for any calendar year shall not affect either party’s rights under this Section 4.

(c) Final Reconciliation. For any partial calendar year at the end of this Lease, Tenant’s Share of any increases in Operating Costs for such year over the Operating Costs for the Base Year shall be prorated on the basis of the number of days in the applicable calendar year during which this Lease was in effect. Notwithstanding the expiration or earlier termination of this Lease, within thirty (30) days after Tenant’s receipt of the Statement regarding the determination of increases in Operating Costs for the calendar year in which this Lease expires or terminates, Tenant shall pay to Landlord or Landlord shall pay to Tenant, as the case may be, an amount equal to the difference between Tenant’s Share of the increases in Operating Costs for such year (as prorated) and the Operating Cost Payments previously paid by Tenant for such year. This provision shall survive the expiration or earlier termination of this Lease.

(d) Retroactive Adjustment of Property Taxes. Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Property Taxes occurs for the applicable calendar year or for the Base Year (whether by reason of reassessment, error, or otherwise), Property Taxes for such calendar year or the Base Year, as the case may be, and Tenant’s Share of Operating Costs for such calendar year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under-or overpaid Tenant’s Share of Operating Costs, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within thirty (30) days after such adjustment is made.

4.4 Additional Taxes.

(a) Tenant’s Reimbursement of Taxes Paid by Landlord. Tenant shall reimburse to Landlord, within thirty (30) days after receipt of a demand therefor accompanied by reasonable supporting documentation, Tenant’s Share of any and all taxes payable by Landlord (other than items excluded from Operating Costs pursuant to Section 4.1(b) or elsewhere in this Lease or any taxes expressly included within Operating Costs), whether or not now customary or within the contemplation of the parties hereto, that are levied or assessed (i) upon, allocable to or measured by the area of the Building, (ii) upon all or any portion of the Rent payable hereunder and under other leases of space in the Building, including any gross receipts tax or excise tax levied with respect to the receipt of such Rent, or (iii) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Building or any portion thereof.

(b) Taxes Paid Directly By Tenant. Tenant shall pay before delinquency (whether levied on Landlord or Tenant), any and all taxes assessed upon or measured by (i) Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, (ii) any “Above-Standard Improvements” (as defined in Section 9.1 below), or (iii) this Lease or any other transaction or any document to which Tenant is a party purporting to or actually creating or transferring an interest in the Premises. For the purpose of determining said amounts, figures supplied by the taxing authority as to the amount so assessed shall be conclusive. Tenant shall comply with the provisions of any law, ordinance or rule of the taxing authorities which require Tenant to file a report of Tenant’s property located in the Premises.

4.5 Tenant’s Right to Inspection and Audit.

(a) Inspection Notice and Process. Within ninety (90) days after receipt of a Statement, (i) Tenant may give written notice (the “Inspection Notice”) of Tenant’s intent to inspect and examine those books and records of Landlord relating to the determination of Operating Costs reflected in the applicable Statement (“Books and Records”) and (ii) Tenant shall be entitled, upon ten (1 0) days prior written notice and during normal business hours, at Landlord’s office or such other place in the San Francisco Bay Area as Landlord shall designate, to inspect and examine the Books and Records. Any third party engaged by Tenant to inspect or examine the Books and Records shall be a certified public accountant from a nationally or regionally-recognized accounting firm and such accountant shall not be compensated on a contingency fee or similar basis. If Tenant elects to inspect the Books and Records hereunder, Tenant’s inspection shall be completed within three (3) business days after such records are made available to Tenant, and the results thereof must be submitted to Landlord no later than two (2) months after Tenant’s delivery of the Inspection Notice. Tenant shall be deemed to have waived its right to inspect Landlord’s Books and Records, and approved the applicable Statement, if Tenant fails to timely deliver the Inspection Notice, or if Tenant fails to timely complete the inspection.

(b) Request for Audit. If, after inspection and examination of any Books and Records pursuant to Section 4.5(a), Tenant disputes the amount of Operating Costs charged by Landlord for the particular calendar year, Tenant may, by written notice to Landlord, request an independent audit of the Books and Records. The independent audit of the Books and Records shall be conducted by a certified public accountant (“CPA”) acceptable to both Landlord and Tenant. If the parties cannot agree upon a CPA within thirty (30) days after Landlord’s receipt of Tenant’s written notice requesting an independent audit, Landlord may designate a regionally or nationally-recognized accounting firm not then employed by Landlord or Tenant to conduct such audit. The independent audit shall be limited to the determination of the amount of Operating Costs for the subject calendar year. If the audit discloses that the amount of Operating Costs billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after such determination. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Costs for the subject calendar year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit (but not more than

$2,000.00). Tenant and Tenant’s representatives shall keep any information gained from such audit confidential. The exercise by Tenant of its audit rights hereunder shall not relieve Tenant of its obligation to timely pay all sums due hereunder, including the disputed Operating Costs.

5. SECURITY DEPOSIT.

5.1 Deposit and Application.

(a) Tenant shall deposit with Landlord the Security Deposit in the amount set forth in the Basic Lease Provisions as follows:

(i) In addition to Tenant’s payment of Base Rent set forth in Section 3.3 above, concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the first payment towards the Security Deposit in the amount of Twenty Thousand One Hundred Seven and 51/100 Dollars ($20,107.51).

(ii) Upon the Commencement Date set forth herein, Tenant shall deposit the remainder of the Security Deposit in the amount of Forty Thousand Two Hundred Fifteen and 02/100 Dollars ($40,215.02).

The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including the provisions relating to the payment of any Rent, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit to cure such default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall constitute an Event of Default. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.

(b) Subject to the terms of this Section 5, and provided that, during the twenty-fifth (25th) and thirty-seventh (37th) month periods immediately preceding the effective date of any reduction of the Security Deposit, no Default has occurred under this Lease which remains uncured following any applicable cure period, Tenant shall have the right to reduce the amount of the Security Deposit as follows:

(i) Forty Thousand Two Hundred Fifteen and 00/100 Dollars ($40,215.00) as of the 26th month of the Lease Term.

(ii) Twenty Thousand One Hundred Seven and 57/100 Dollars ($20,107.57) as of the thirty-seventh (37th) month of the Lease Term.

However, notwithstanding anything to the contrary contained herein, if Tenant has been in Default under the Lease at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such Default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit as described herein.

(c) If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Security Reduction Notice”). If Tenant provides Landlord with a Security Reduction Notice, and Tenant is entitled to reduce the Security Deposit provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within thirty (30) days after the latter to occur of (a) Landlord receipt of the Security Reduction Notice, or (b) the date which Tenant is entitled to a reduction in the Security Deposit as provided above

5.2 Return at Lease Expiration. The Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the later of the Expiration Date or Tenant’s surrender of the Premises as required hereunder; provided, however, that Landlord may elect in its reasonable discretion to retain a portion of the Security Deposit in an amount composed of any or all of the following: (a) any unpaid amounts owed to Landlord, (b) the cost of repairing any damage (excluding normal wear and tear) to the Premises, (c) the costs of removing any personal property, refuse or debris left in the Premises at the expiration of the Term, and (d) any sums underpaid by Tenant with respect to Operating Costs for the calendar year in which the Lease ends. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer the Security Deposit to Landlord’s successor in interest, whereupon Landlord shall be released from liability for the return of the Security Deposit and any accounting therefor. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and the provisions of any other Legal Requirements, now or hereafter in force, which restrict the amount or types of claim that a landlord may make upon a security deposit or which impose upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.

6. USE.

6.1 Use. The Premises shall be used and occupied by Tenant for the purpose set forth in the Basic Lease Provisions and for no other purpose without the prior written consent of Landlord. In no event shall Tenant be permitted to use the Premises in violation of the restrictions on use set forth on Exhibit H attached hereto.

6.2 Suitability. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Complex or the Project, or with respect to the suitability of any of the foregoing, for the conduct of Tenant’s business. Except as expressly provided in this Lease and the Work Letter, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises was at such time in a condition satisfactory to Tenant.

6.3 Uses Prohibited.

(a) Uses Increasing Insurance Rates. Tenant shall not do nor permit anything to be done in or about the Premises, nor bring or keep anything therein, which will in any way increase the existing rate or affect any fire or other insurance upon the Project or any part thereof or any of its contents, or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents, nor shall Tenant sell or permit to be kept, used or sold in or about the Premises anything which may be prohibited by a standard form policy of fire insurance. If the premiums for any insurance policy covering the Project or any part thereof or any of its contents increases as a result of Above-Standard Improvements or any item(s) kept, used or sold, or permitted by Tenant to be kept, used or sold in or about the Premises, Tenant shall pay to Landlord, within thirty (30) days following demand therefor, the amount of such increased insurance premium(s).

(b) Uses Interfering with Tenants’ Rights/Building Integrity. Tenant shall not do or permit anything to be done in or about the Premises that will in any way obstruct or materially interfere with the rights of other tenants or occupants of the Complex, or injure or annoy them, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in or about the Complex. An objectionable purpose shall include (i) any use that conflicts with the quality of general office uses that Landlord desires to maintain at Bishop Ranch Business Park, (ii) the sale, manufacturing and/or brokering of any controlled or illegal substances or products, and (iii) any use which requires specific permitting or approval from federal, state and/or local authorities. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall not bring onto the Premises any apparatus, equipment or supplies that may overload the Premises or the Building or any Building Systems or affect the structural integrity of the Building or any part thereof.

(c) Uses Conflicting with Legal Requirements. Tenant shall not use the Premises or permit anything to be done in or about the Premises or the Complex (to the extent arising in connection with or out of Tenant’s operations in the Premises) which will in any way conflict with any Legal Requirements now in force or which may hereafter be enacted. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any Legal Requirements, shall be conclusive of the fact as between Landlord and Tenant. The respective obligations of the parties to comply with Legal Requirements are set forth in Section 27.

6.4 Tenant Disturbance. If any picketing, public demonstration or other threat to the security of the Building is attributable in whole or in part to Tenant, Tenant shall reimburse Landlord for any costs incurred by Landlord in connection therewith. Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

7. SERVICE AND UTILITIES.

7.1 Landlord’s Obligations.

(a) Utilities and Services To Be Provided. Landlord shall furnish to the Premises throughout the Term of this Lease, and subject to the rules and regulations of the Project: (i) hot and cold water for drinking, lavatory and toilet purposes (for the Common Areas and the Premises), (ii) gas and electricity suitable for the intended use of the Premises, (iii) heat and air conditioning as reasonably determined by Landlord during Normal Hours of Operation, (iv) scavenger services, (v) janitorial services (which shall be provided in accordance with the specifications attached hereto as Exhibit E), (vi) window washing service, (vii) elevator service, and (viii) repair and replacement of Building-standard lighting fixtures (“Building-Standard Lighting”). Landlord shall also maintain the common lobbies, hallways, stairs, toilet rooms, and other Common Areas within the Building, and keep the foregoing areas lighted in a commercially reasonable manner.

(b) Hours of Operation. The current normal hours of operation for the Complex (“Normal Hours of Operation”) are 7:00 a.m. to 7:00 p.m., Monday through Friday, excepting the following holidays (“Holidays”): New Year’s Day, President’s Day, Memorial Day, July 4th (Independence Day), Labor Day, Thanksgiving, and Christmas Day. If the Holiday falls on a weekend, the business day closest to the Holiday will be considered to be the Holiday.

(c) Overtime HVAC. Tenant shall pay for HVAC furnished at Tenant’s request during hours other than the Normal Hours of Operation on an hourly basis at the Overtime HVAC Rate. The Overtime HVAC Rate is currently $75.00 per hour per floor and is subject to adjustment from time to time based upon prevailing market factors, including the decrease or increase in utilities costs as charged by Landlord’s utility provider.

7.2 Tenant’s Obligations. Tenant shall directly contract with and pay the service providers, prior to delinquency, for telephone and any other services not expressly required to be provided by Landlord that may be furnished to or used in, on or about the Premises during the Term.

7.3 Additional Requirements.

(a) Excessive Use of Utilities. Tenant shall not, without Landlord’s prior written consent, which consent Landlord may refuse, use electricity, water or any other utility or service in excess of typical quantities used by tenants in similar buildings (as reasonably determined by Landlord) (“Excessive Utilities”). Accordingly, if Landlord reasonably believes Tenant is consuming Excessive Utilities, Landlord may cause a water meter, electric current meter and/or gas meter to be installed in the Premises so as to measure the amount of water, electric current and/or gas consumed by Tenant. If, based on the separate metering of utilities, it is determined that Tenant is consuming Excessive Utilities, then the cost of such meter and the installation, maintenance and repair thereof shall be paid by Tenant, and Tenant shall pay Landlord, within thirty (30) days following demand, for all such excess water, electricity and/or gas consumed as shown by said meter, at the rates charged for such services by the local public utility furnishing the same, plus any additional expense reasonably incurred by Landlord in keeping account of the water, electricity and/or gas so consumed. If a separate meter is not installed to measure any such excess use, Landlord shall have the right to reasonably estimate the amount of such use through qualified personnel.

(b) Additional Janitorial Services. Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant or any

Tenant Parties (i.e., exceeding typical office janitorial services, such as excessive waste hauling or trash pickup), whether due to the Tenant-Insured Suite Improvements (as defined in Section 8.2 below), the acts or omissions of Tenant or any Tenant Parties, or the nature of the business conducted in the Premises (including hours of operation).

(c) Supplemental Air Conditioning. If any lights or equipment used in the Premises affect the temperature otherwise maintained by the air conditioning system serving the Premises, Landlord may install supplementary air conditioning units in the Premises and the reasonable cost thereof, including the reasonable cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within thirty (30) days after demand, accompanied by reasonable supporting documentation.

(d) Lighting Fixtures. If any lights other than Building Standard Lighting are used in the Premises, Tenant shall reimburse Landlord for the cost to replace any worn or dead bulbs or tubes.

(e) Additional Electrical Capacity. Tenant shall not connect any apparatus, machine or device through electrical outlets, except in the manner for which such outlets are designed, and in no event shall Tenant use any device intended to increase the plug capacity of any electrical outlet. If Tenant requires additional electrical capacity for its demand load (i.e., use of outlets for Tenant’s convenience, and excluding the Building’s lighting and HVAC systems and Common Area loads), Tenant may request that Landlord install the same at Tenant’s sole cost and expense, subject to Landlord’s reasonable approval.

7.4 No Abatement of Rent. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent on account of, Landlord’s failure to furnish any of the utilities and services described in Section 7.1(a) above when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or disputes of any character, by the limitation, curtailment, rationing or restrictions on use of electricity, gas or any form of energy, or by any other cause, similar or dissimilar. No such failure and no interruption of utilities or services from any cause whatsoever shall constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other Legal Requirements permitting the termination of this Lease due to such failure or interruption. Neither Landlord nor any other Indemnitee shall be liable under any circumstances for injury to or death of any person or damage to or destruction of property, however occurring, through or in connection with or incidental to the furnishing of or the failure to furnish any of the foregoing utilities or services or any other utilities or services, except only, with respect to any Indemnitee, to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Indemnitee and not covered by the insurance required to be carried by Tenant hereunder or except to the extent such limitation on liability is prohibited by Legal Requirements.

8. MAINTENANCE AND REPAIRS.

8.1 Landlord’s Obligations. Landlord, at Landlord’s expense (subject to reimbursement as an Operating Cost to the extent permitted pursuant to Section 4), shall maintain the following in a state of good working order, condition and repair (including, as necessary, replacement): (i) the roof and every part thereof; (ii) the exterior walls and windows of the Building; (iii) all structural portions of the Building, including the foundations, floor slabs, and all load-bearing walls; (iv) the base building electrical, lighting, plumbing, storm and sanitary sewer, heating, ventilating and air conditioning (“HVAC”), life-safety and sprinkler systems and equipment installed or furnished by Landlord and located in the internal or main core of the Building (collectively, the “Building Systems”); (v) elevators; and (vi) Common Areas, including landscaping, parking lots, walkways, roadways and driveways; provided, however, to the extent any repairs are required by reason of the negligence or willful misconduct of Tenant or Tenant’s employees in the course of their employment or Tenant’s agents or contractors in connection with activities authorized by Tenant and Tenant’s customers and invitees (collectively, “Tenant’s Representatives”) and such repairs are not covered by insurance required to be covered by Landlord pursuant to Section 13.2 or which Landlord otherwise has in effect, Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days after demand accompanied by reasonable supporting documentation. For purposes hereof, Building Systems shall exclude any Tenant Systems (as defined in Section 8.2(a) below) and, as used herein, the term “repair” shall include replacement, as necessary.

8.2 Tenant’s Obligations.

(a) Tenant’s Maintenance and Repair Obligations. Except for the obligations assumed by Landlord under Section 8.1 above, Tenant, at Tenant’s sole cost and expense, shall maintain the Premises and all parts thereof in good order, condition and repair (including, as necessary, replacement). Tenant’s obligations under this Section 8.2(a) shall include (i) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including the Suite Improvements and any Alterations and any leasehold improvements installed pursuant to any prior lease (collectively, the “Tenant-Insured Suite Improvements”), (ii) any HVAC, electrical, lighting, plumbing and fire/life safety systems, equipment and components that exclusively serve the Premises, including plumbing fixtures and pipes, electrical outlets, wiring, and switches, fixtures, lighting control systems and any non-Building Standard Lighting, and any equipment that is separately installed by or for the benefit of Tenant or any Tenant Parties, such as supplemental HVAC units and kitchen appliances (collectively, “Tenant Systems”); and (c) all Cabling and related devices serving the Premises. Tenant shall, as part of its maintenance and repair obligations hereunder, enter into a service contract with a contractor approved by Landlord for service, maintenance and repair of any supplemental HVAC system serving the Premises, which contract shall provide for servicing by such contractor no less often than quarterly. A copy of such contract shall be delivered to Landlord annually.

(b) Tenant’s Failure to Perform Maintenance and Repair. If Tenant fails to maintain and repair the Premises in the condition required by Section 8.2(a) above, or in the event of an emergency, Landlord may, at its option, perform such maintenance and repairs on Tenant’s behalf, in which event Tenant shall pay Landlord, within thirty (30) days after demand therefor accompanied by reasonable supporting documentation, the cost of such work, together with an administration fee equal to fifteen percent (15%) of such cost. Landlord shall have no liability to Tenant for any inconvenience or interference with the use of the Premises by Tenant as a result of performing any such work, provided that Landlord shall exercise commercially reasonable efforts to minimize such inconvenience or interference.

8.3 Waiver of Repair and Deduct Statutes. Tenant hereby waives all rights under the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code, or under any similar or replacement section or Legal Requirement.

9. ALTERATIONS AND ADDITIONS.

9.1 No Alterations Without Consent. Tenant shall not (a) make or cause to be made any alterations, additions or improvements (“Alterations”) in, on or to any portion of the Building or the Common Areas, or (b) make or suffer to be made any Alterations in, on or to the Premises or any part thereof without the prior written consent of Landlord, which consent will not be unreasonably withheld; provided, however, Landlord may withhold its consent in its sole and absolute discretion if any proposed Alterations constitute Above-Standard Improvements, or will impact the exterior appearance of the Building (including Alterations to the interior that are visible from the exterior of the Building), or will affect the structure or safety of the Complex or any of the Building Systems. As a condition to such consent, Landlord may impose such requirements as Landlord may deem necessary, including specifying the manner in which the work is done and the times during which it is to be accomplished. As used in this Lease, (1) “Above-Standard Improvements” shall mean any Tenant-Insured Suite Improvements (as defined in Section 8.2 above) that are not Building-Standard Improvements; and (2) “Building-Standard Improvements” shall mean Landlord’s standard specifications for leasehold improvements in the Project, which shall be provided by Landlord to Tenant upon Tenant’s request.

9.2 Performance of Alterations.

(a) For any Alterations, and without limiting Section 9.1, (i) Tenant, before commencing work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; and shall, upon demand, pay Landlord Landlord’s reasonable out-of-pocket expenses incurred in reviewing the plans and specifications; (ii) Landlord, in its discretion, may require Tenant to obtain security for performance reasonably satisfactory to Landlord for Alterations that cost more than Thirty-Five Thousand Dollars ($35,000.00); and (iii) Tenant shall deliver to Landlord all required governmental approvals and permits and , upon completion, “as built” drawings (in CAD format, if requested by Landlord).

(b) Tenant acknowledges that the Alterations will be performed by Sunset Development Company (“SDC”), an affiliate of Landlord, or another general contractor reasonably approved by Landlord (SOC or such other general contractor being herein the “General Contractor”). Landlord agrees that the General Contractor will put out to two (2) bidders each trade estimated to exceed Twenty-Five Thousand Dollars ($25,000.00) and that the charges for the General Contractor’s overhead and profit will not exceed, as a percentage of the cost of Alterations, 8% for overhead and 4% for profit.

(c) Following Landlord’s approval of the plans and specifications for any Alterations, Landlord shall deliver to Tenant a cost proposal to complete the Alterations as shown on such plans and specifications (the “Alterations Proposal”). Tenant will have thirty (30) days to approve or withdraw its request for such Alterations. If Tenant fails to respond within such 30-day period, Tenant will be deemed to have withdrawn its request. If the

Alterations Proposal exceeds Ten Thousand Dollars ($ 10,000.00), then, concurrently with Tenant’s approval of the Alterations Proposal, Tenant shall deliver to Landlord cash in the amount of fifty percent (50%) of the Alterations Proposal. The remaining fifty percent (50%) of the Alterations Proposal shall be paid by Tenant to Landlord within thirty (30) days following substantial completion of the Alterations. If the Alterations Proposal is Ten Thousand Dollars ($10,000.00) or less, then the Alterations Proposal shall be paid by Tenant to Landlord within thirty (30) days following substantial completion of the Alterations.

9.3 Ownership of Improvements. Except as provided in Section 9.4 below, all Alterations and all work performed under the Work Letter shall become the property of Landlord upon installation, subject to Tenant’s obligation to remove the same pursuant to the provisions of Section 24.1 hereof.

9.4 Ownership of Personal Property. All articles of personal property and all business and trade fixtures, machinery and equipment, free-standing cabinetry, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises (collectively, “Tenant’s Personal Property”) shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term.

9.5 Communications Lines and Cabling. All Cabling (as defined below) installed in the Premises by Tenant shall (a) be installed in accordance with the terms and conditions set forth in this Section 9; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Cabling with wire) to show Tenant’s name, suite number, and the purpose of such Cabling (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord shall designate specific contractors for work relating to vertical Cabling in accordance with Landlord’s riser management policies and programs. Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Cabling installed by Tenant or its agents and repair any resulting damage. As used herein, “Cabling” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease.

10. ENTRY BY LANDLORD. Landlord and Landlord’s employees in the course of their employment and Landlord’s agents or contractors in connection with activities authorized by Landlord (collectively, “Landlord’s Representatives”) shall at any and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to lenders or prospective purchasers and, during the last twelve (12) months of the Term, to tenants, to post notices of non-responsibility, and to alter, improve and repair the Premises and any portion of the Building (and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that reasonable access to the Premises shall exist at all times) or to perform testing for Hazardous Substances as provided in Section 25. Landlord shall, to the extent reasonably practicable, provide Tenant with at least twenty-four (24) hours’ prior notice of any such entry, except in the event of an emergency or if the purpose of the entry is to conduct a routine inspection or to provide normal services, such as janitorial services. Landlord shall conduct its activities under this Section 10 in a manner that will minimize interference with and inconvenience to Tenant without incurring additional expense to Landlord. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. Landlord and Landlord’s Representatives shall have the right to use any and all means which Landlord may deem proper to obtain entry to the Premises in an emergency, and any entry to the Premises obtained by Landlord or Landlord’s agents by any of said means or otherwise in the event of an emergency, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. Provided that Landlord conducts its activities in a manner that minimizes interference with and inconvenience to Tenant, Tenant shall not be released from its obligations under this Lease nor be entitled to any abatement of Rent on account of Landlord’s entry under this Section 10, and Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises.

11. LIENS. Tenant shall keep the Complex and Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and shall indemnify, defend and hold Landlord harmless from all claims, costs and liabilities, including reasonable attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed on the property to be released of record by payment or posting of a proper bond within ten (10) days after written request by Landlord. If Tenant shall not, within such 10-day period following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant on demand with interest at the Default Rate until paid. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord and the Project, and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give to Landlord at least three (3) business days prior written notice of the expected date of commencement of any work relating to Alterations.

12. INDEMNITY.

12.1 Indemnity. Except if and to the extent that Tenant is released from liability to Landlord pursuant to the provisions of Section 13.3 below, and excluding liabilities and obligations with respect to Hazardous Substances, which are intended to be covered exclusively by the provisions of Section 25 of this Lease, Tenant shall indemnify, defend and hold Landlord, any entity that controls, is controlled by or is under common control with Landlord, the entity which manages the Project, and any person or entity contracted to perform any maintenance and construction with respect to the Project, and any and all of their respective direct or indirect partners, shareholders, members, affiliates, or agents, and the officers, directors, members and employees of Landlord or any such other person or entity (each, an “Indemnitee” and, collectively, the “Indemnitees”) harmless from and against any “Claims” (as defined below)

arising from or in connection with, or caused by (a) the use or occupancy of the Premises, the Building or the Common Areas by Tenant or any person claiming through or under Tenant, (b) any injury or death of any person or damage to or destruction of property occurring in, on or about the Premises, from any cause whatsoever, (c) the conduct of Tenant’s business, or from any activity or work permitted or suffered in or about the Premises, the Building or the Common Areas by Tenant or any persons or entities claiming by, through or under Tenant, including subtenants, or any of their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members (each, a “Tenant Party” and, collectively, “Tenant Parties”), (d) any failure of Tenant to observe or perform any of its obligations hereunder, or (e) any act, omission or negligence on the part of Tenant or any Tenant Parties. For purposes of this Lease, the term “Claims” means any and all losses, claims, actions, liabilities, damages (including, in the case of third-party claims, consequential and punitive damages), costs and expenses (including reasonable attorneys’ fees and costs). The terms, conditions and obligations of this Section 12.1 shall survive the expiration or earlier termination of this Lease. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 12.1 through counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify any Indemnitee against any Claims to the extent it is ultimately determined that the Claims resulted from the gross negligence or willful misconduct of such Indemnitee.

12.2 Exemption of Landlord from Liability. Neither Landlord nor the other Indemnitees shall be liable to Tenant or any other Tenant Parties for injury to or death of any person, or for loss of use of or damage to property, in or about the Premises, Building or Complex caused by or resulting from fire, steam, electricity, gas, or water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, HVAC, Cabling, or lighting fixtures of the same, whether the damage or injury results from conditions arising upon the Premises or upon other portions of the Complex of which the Premises are a part, or from other sources.

13. INSURANCE.

13.1 Tenant’s Insurance. Tenant shall, at all times during the Term of this Lease, and at its own cost and expense, procure and maintain in force the following insurance coverage:

(a) Commercial General Liability insurance, in occurrence form, insuring Tenant against any and all liability for injury to or death of a person or persons, and for damage to or destruction of property, occasioned by or arising out of or in connection with the use or occupancy of the Premises or the business operated by Tenant thereon, including products completed operations coverage and personal and advertising injury. Such policies shall include contractual liability coverage for Tenant’s indemnity obligations under this Lease with minimum limits of liability of at least Three Million Dollars ($3,000,000) each occurrence I Three Million Dollars ($3,000,000) general aggregate (which limits can be satisfied by a combination of a Commercial General Liability and Umbrella/Excess coverage, provided, such Umbrella/Excess coverage must be as broad as the Commercial General Liability policy). Landlord in its reasonable judgment may require additional coverage or higher limits of liability;

(b) Worker’s compensation and similar insurance offering statutory coverage and containing statutory limits and employer’s liability insurance with policy limits of not less than One Million Dollars ($1,000,000). Such policies shall contain a Waiver of Subrogation endorsement in favor of Landlord and its partners, property manager, and any Security Holders designated by Landlord;

(c) Automobile liability insurance for owned, hired and non-owned automobiles at a limit of liability of One Million Dollars ($1,000,000) each occurrence; and

(d) Special causes of loss (“all risk”) insurance, including vandalism and malicious mischief coverage, covering and in an amount equal to the full replacement value of (i) all trade fixtures, furniture and equipment installed in the Premises by or at the expense of Tenant; and (ii) the Tenant-Insured Suite Improvements, naming Landlord and any Security Holders designated by Landlord as loss payees with respect to the Tenant-Insured Suite Improvements. Tenant shall also carry business interruption coverage including extra expense in an amount equal to twelve (12) months of business income.

The minimum limits of insurance set forth in (a) through (c) of this Section 13.1 shall in no event limit the liability of Tenant hereunder. The aforesaid liability insurance shall name Landlord and its partners, property manager, and any Security Holders designated by Landlord, as additional insureds. Such policies will be maintained in companies having a “General Policyholders Rating” of at least A- VIII as set forth in the most current issue of “Best’s Insurance Guide”, and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit certificates of such required insurance with Landlord prior to the earlier to occur of (x) the Commencement Date of this Lease, or (y) Tenant’s occupancy of the Premises, which certificates shall contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days’ written notice to Landlord. If Tenant is notified by an insurer that any of the foregoing policies will be materially altered, Tenant shall notify Landlord of such alteration at least thirty (30) days before the effective date thereof. Tenant shall have the right to provide the coverages required herein under blanket policies provided that the coverage afforded shall not be diminished by reason thereof. If Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and Tenant shall reimburse Landlord within ten (10) days following demand for the premiums therefor together with a reasonable handling charge, together with interest at the Default Rate from the date such premiums were paid by Landlord. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or binders.

13.2 Landlord’s Insurance. Landlord shall, at all times during the Term of this Lease, procure and continue in full force the following insurance:

(a) Special causes of loss (“all-risk”) insurance insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building and the Common Areas, in an amount equal to the full replacement cost thereof (excluding foundations, footings, and underground installations), and including inflation guard protection and coverage for debris removal and enforcement of Legal Requirements regulating reconstruction; and

(b) Commercial General Liability Insurance against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Project. Such insurance shall be on an occurrence basis, providing a limit of liability including excess coverage in an amount not less than Ten Million Dollars ($10,000,000) each occurrence/ Ten Million Dollars ($10,000,000) general aggregate, subject to a commercially reasonable deductible.

13.3 Waiver of Subrogation. Tenant and Landlord hereby waive and release any and all right of recovery, whether arising in contract or tort, against the other, including their respective Tenant’s Representatives and Landlord’s Representatives, arising during the Term for any and all loss or damage to any property located within or constituting a part of the Project, which loss or damage arises from the perils that would be insured against under the ISO Causes of Loss-Special Form Coverage including any deductible thereunder (whether or not the party suffering the loss or damage actually carries such insurance, recovers under such insurance or self-insures the loss or damage) or which right of recovery arises from loss of earnings or rents resulting from loss or damage caused by such a peril. This mutual waiver is in addition to any other waiver or release contained in this Lease. Landlord and Tenant shall each have their insurance policies issued in such form as to waive any right of subrogation which might otherwise exist.

13.4 Tenant’s Property. All furnishings, fixtures, equipment, and personal property of every kind and description of Tenant and of persons claiming by or through Tenant which may be on the Premises shall be at the sole risk and hazard of Tenant and no part of loss or damage thereto for whatever cause shall be charged to or borne by Landlord.

14. DAMAGE OR DESTRUCTION.

14.1 Landlord’s Duty to Repair. If any portion of the Premises is rendered untenantable or inaccessible by damage to all or any part of the Project from fire or other casualty (a “Casualty”), then, unless either party elects to terminate this Lease pursuant to Sections 14.2 or 14.3, Landlord shall, at its expense, use its commercially reasonable efforts to repair and restore the Premises and/or access thereto, as the case may be, to substantially their former condition to the extent permitted by then applicable Legal Requirements (“Restoration”); provided, however, that Tenant, rather than Landlord, shall be obligated, at Tenant’s expense, to repair or replace Tenant’s Personal Property. If Landlord is required or elects to perform the Restoration, then, unless Tenant elects to terminate this Lease pursuant to Section 14.3 below, (a) this Lease shall continue in effect, and (b) Tenant shall promptly assign or otherwise make available to Landlord all proceeds of insurance carried by Tenant with respect to the Tenant-Insured Suite Improvements. Tenant’s Base Rent and Operating Cost Payments shall be abated from the date of the Casualty through the date of substantial completion of Landlord’s Restoration (or through any earlier termination of this Lease) by a proportionate amount based on the portion of the Premises that Tenant is prevented from using by reason of such damage or Restoration; provided, however, that if the Casualty is the result of the willful misconduct or negligence of Tenant or Tenant’s Representatives, there will be no such Rent abatement. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other Casualty or by reason of any Restoration to any part of the Project made necessary by such Casualty.

14.2 Landlord’s Right to Terminate. Following a Casualty, Landlord may elect to terminate this Lease under the following circumstances (each, a “Casualty Termination Condition”):

(a) If, in the reasonable judgment of Landlord, the Restoration (when the same are made without the payment of overtime or other premiums) cannot be completed within one (I) year after the date of the Casualty;

(b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s and Tenant’s insurance policies to perform the required Restoration;

(c) If the Project is damaged or destroyed to the extent that the cost of Restoration exceeds twenty-five percent (25%) of the full replacement cost of the Project, whether or not the Premises are damaged or destroyed; or

(d) If the Casualty occurs within the last twelve (12) months of the Term of this Lease.

Within one hundred twenty (120) days following any Casualty (or as soon thereafter as is reasonably practicable), Landlord shall give notice to Tenant (the “Landlord Casualty Notice”) setting forth the estimated time required, in Landlord’s reasonable judgment, to complete the Restoration (when the same are made without the payment of overtime or other premiums); and, if any of the Casualty Termination Conditions are applicable, whether Landlord shall perform the Restoration or elect to terminate this Lease. If Landlord elects to terminate this Lease, such termination will be effective as of the date specified in the Landlord Casualty Notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date the Landlord Casualty Notice is delivered to Tenant.

14.3 Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Project from fire or other Casualty, and such Casualty is not the result of the willful misconduct or negligence of Tenant or Tenant’s Representatives, Tenant may terminate this Lease, subject to the following conditions:

(a) If, in the reasonable judgment of Landlord, the Restoration (when the same are made without the payment of overtime or other premiums) cannot be completed within one (1) year after the date of the Casualty of if the Casualty occurs within the last twelve (12) months of the Term of this Lease, Tenant may terminate this Lease by notice to Landlord, provided that such notice is given within ten (10) days after receipt of Landlord’s Casualty Notice; or

(b) If, within one hundred twenty (120) days after the date of the Casualty, Landlord neither terminates this Lease nor commences the Restoration, then Tenant may terminate this Lease by notice to Landlord, provided that such notice is given by Tenant before the earlier of (i) the date on which Landlord commences such Restoration or (ii) ten (1 0) days after the expiration of such 120-day period.

If Tenant timely elects to terminate this Lease pursuant to this Section 14.3, such termination will be effective as of the date specified in Tenant’s termination notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date Tenant’s termination notice is delivered to Landlord.

14.4 Exclusive Rights. Landlord and Tenant each hereby agree that, notwithstanding any law to the contrary that may now or hereafter exist, neither party shall have any right to terminate this Lease in the event of a Casualty, other than as provided in Sections 14.2 and 14.3.

15. CONDEMNATION. If all or a material portion of the Premises, or any material portion of the Common Areas or parking areas necessary for access to or tenantability of the Premises, shall be taken or appropriated for public or quasi-public use by right of eminent domain, with or without litigation, or transferred by agreement in connection with a potential taking for public or quasi-public use (a “Taking”), either party hereto shall have the right, at its option, exercisable within thirty (30) days of receipt of notice of such Taking, to terminate this Lease as of the date possession is taken by the condemning authority; provided, however, that Tenant shall have the right to terminate this Lease by reason of a Taking as provided hereinabove only if such Taking shall be of such an extent and nature as to substantially handicap, impede or impair Tenant’s use of the Premises. If any part of the Building other than the Premises shall be subject to a Taking, Landlord shall have the right to terminate this Lease. No award for any partial or entire Taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such Taking, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the Taking of Tenant’s Personal Property or for Tenant’s relocation costs, so long as such award to Tenant does not decrease the value of the award that would otherwise be made to Landlord in such Taking. In the event of a partial Taking which does not result in a termination of this Lease, Rent shall be abated in the proportion which the rentable area of the Premises so taken bears to the rentable area of the Premises immediately prior to the Taking, and Landlord, at Landlord’s cost, shall restore the Premises remaining to an architectural whole, provided that in no event shall Landlord be required to spend an amount in excess of the portion of the award made to Landlord for that purpose. No temporary Taking of the Premises and/or of Tenant’s rights therein or under this Lease shall give Tenant the right to terminate this Lease or to any abatement of Rent thereunder. Any award made to Tenant by reason of any such temporary Taking where Landlord does not terminate this Lease shall belong entirely to Tenant, so long as said award does not diminish Landlord’s award. Landlord and Tenant each hereby agree that, notwithstanding any law to the contrary that may now or hereafter exists, neither party shall have any right to terminate this Lease in the event of any Taking of the Premises under any circumstances other than as provided in this Section 15.

16. ASSIGNMENT AND SUBLETTING.

16.1 Landlord’s Consent Required. Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the Premises or any part thereof (each, a “Transfer”), without the prior written consent of Landlord, and any attempt to do so without such consent being first had and obtained shall be voidable by Landlord. As used herein, “sublet” includes licenses and any other right of occupancy.

16.2 Reasonable Consent. Landlord shall not unreasonably withhold its consent to the subletting of the Premises or any portion thereof or the assignment of this Lease. Landlord’s consent to any other proposed Transfer may be granted or withheld in Landlord’s sole and absolute discretion. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing (“Notice of Proposed Transfer”). Any such Notice of Proposed Transfer shall include: (a) the name and legal composition of the proposed transferee (“Transferee”); (b) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred eighty (180) days after the date of Tenant’s Notice of Proposed Transfer); (c) the portion of the Premises to be Transferred (the “Subject Space”); (d) the nature of the business proposed to be carried on in the Premises; (e) the terms and provisions of any proposed Transfer, including an estimated calculation of the “Transfer Premium” (as defined in Section 16.3 below) in connection with such Transfer; (f) such reasonable financial information as Landlord may request concerning the proposed Transferee; and (g) the form of the proposed sublease or assignment. Within twenty (20) days after Landlord receives all such information, Landlord shall notify Tenant whether it approves such assignment or subletting, or, if Section 16.7 shall apply, if Landlord elects to proceed thereunder. Among other circumstances for which Landlord may reasonably withhold its consent to a sublease or assignment, it shall be reasonable for Landlord to withhold its consent where (i) Landlord reasonably disapproves of the Transferee’s reputation or creditworthiness or the character of the business to be conducted by the Transferee at the Premises, (ii) the Transferee’s business entails the operation of a call center, (iii) the Transferee is (1) an existing tenant of the Project or any of the other buildings in Bishop Ranch, (2) is negotiating with Landlord or any affiliate of Landlord to lease space in the Project or any of the other buildings in Bishop Ranch at such time, or (3) has negotiated with Landlord or any affiliate of Landlord to lease space during the three (3) month period immediately preceding Tenant’s request for consent; provided, however, that Landlord shall not withhold its consent to any proposed Transfer solely under this clause (iii) if Landlord does not then have comparable space in Bishop Ranch available for lease for a comparable term at the time of Tenant’s proposed Transfer; (iv) the assignment or subletting would increase the burden on the Building services or the number of people occupying the Premises, (v) the rental and other consideration payable by the Transferee is less than eighty percent (80%) that currently being paid by tenants under new leases of comparable space in Bishop Ranch, or (vi) Landlord otherwise reasonably determines that the assignment or sublease would have the effect of decreasing the value of the Project or increasing the expenses associated with operating the Project. In no event may Tenant publicly advertise or offer all or any portion of the Premises for assignment or sublease at a rental less than that then sought by Landlord for comparable space in Bishop Ranch.

16.3 Excess Consideration. If Landlord consents to an assignment of this Lease or a sublease of any or all of the Premises, Tenant shall pay Landlord, as additional Rent hereunder, fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. The term “Transfer Premium” means any consideration paid by an assignee for the assignment, or, in the case of a sublease, the excess of the base rent and reimbursement for expenses and taxes paid by the subtenant over the amount of Base Rent, Operating Cost Payments, utility costs, and other amounts payable by Tenant hereunder applicable to the subleased space during the same period of time, less Tenant’s reasonable brokerage commissions, attorney’s fees and tenant improvement costs. Payment of Landlord’s share of any Transfer Premium shall be made (i) in the case of an assignment, within ten (10) days after Tenant receives the consideration described above, and (ii) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, within five (5) business days after Tenant receives the rent and other consideration described above.

16.4 No Release of Tenant. No consent by Landlord to any assignment or subletting by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment or subletting, and any assignee shall be jointly and severally liable with Tenant for the payment of Rent and for the performance of all other terms and provisions of this Lease. Consent by Landlord to any Transfer shall not constitute consent to any subsequent Transfer, nor relieve Tenant or any such subsequent Transferee from the obligation to obtain Landlord’s express written consent to such subsequent Transfer. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any assignment, subletting or other Transfer.

16.5 Fees. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with reviewing any proposed Transfer (including any Permitted Transfer), and all other third-party out-of-pocket costs incurred by Landlord in connection therewith, including credit reports (not to exceed Two Thousand and 001100 Dollars ($2,000.00) in the aggregate per request).

16.6 Effectiveness of Transfer. No Transfer by Tenant shall be effective until Landlord has received a fully-executed original of the assignment, sublease or other Transfer documentation and, with respect to an assignment, an instrument pursuant to which the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of assignment. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

16.7 Recapture Right. Notwithstanding any of the above provisions of this Section 16 to the contrary, in the case of a proposed assignment of this Lease or a sublease or other Transfer of all or any portion of the Premises (other than to a Permitted Transferee), Landlord, in lieu of consenting to such assignment or sublease, may, by giving written notice to Tenant within twenty (20) days after receipt of Tenant’s Notice of Proposed Transfer, elect to terminate this Lease with respect to the Subject Space, provided that in the event of an assignment of this Lease or a sublease of more than fifty percent (50%) of the rentable square footage of the Premises, Landlord may elect to terminate this Lease in its entirety. If Landlord recaptures the Subject Space, the following provisions shall apply: (a) Landlord, at Landlord’s expense, shall construct any demising walls required to demise the Subject Space; and Tenant shall be responsible, at Tenant’s expense, for painting, covering or otherwise decorating the surfaces of the partitions facing the Premises retained by Tenant; (b) if this Lease shall be cancelled with respect to less than the entire Premises, the Base Rent shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises and Tenant’s Share shall be appropriately adjusted, and the parties shall execute and deliver an amendment reflecting such modifications; and (c) Landlord may thereafter lease such space to any party, including the prospective Transferee identified by Tenant, on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including any claims for compensation or profit related to such lease or occupancy agreement.

16.8 Certain Transfers. For purposes of this Lease, the term “Transfer” shall include the following (a “Change of Ownership”): (a) if Tenant is a closely-held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of more than fifty percent (50%) or more of its equity owners within a I 2-month period; (b) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or a majority of the partners, or a transfer of a majority of partnership interests, or the dissolution of the partnership; (c) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of a majority of members, or a transfer of a majority of the membership interests, or a change in the managing member of the limited liability company, or the dissolution of the limited liability company; and (d) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than (i) sales on a public stock exchange or (ii) transfers to immediate family members by reason of gift or death), or the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets.

16.9 Permitted Transfers. Notwithstanding any provision to the contrary in this Section 16, Tenant shall not be required to obtain Landlord’s consent to a Change of Ownership or to a Transfer to an entity which controls, is controlled by or is under common control with Tenant or which succeeds to substantially all of Tenant’s assets and business by merger, reorganization or purchase (each, a “Permitted Transfer”, and any such Transferee shall be referred to herein as a “Permitted Transferee”), so long as (a) Tenant notifies Landlord in writing at least thirty (30) days prior to any such Transfer and promptly provides Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Transferee as set forth above, (b) Tenant is not in default, beyond any applicable notice and cure period, and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Complex, (d) with respect to a Permitted Transferee in connection with a Change of Ownership or with respect to a Transfer to an entity which succeeds to Tenant by merger or corporate reorganization, such Permitted Transferee shall have a net worth (excluding intellectual property, goodwill and any other intangible assets) computed in accordance with generally accepted accounting principles, consistently applied (“Net Worth”) at least equal to the Net Worth of Tenant immediately prior to the Change of Ownership, and (e) no assignment relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant’s entire interest in this Lease, the liability of Tenant and such Transferee shall be joint and several. All subsections of this Section 16 shall apply to any assignment or sublease pursuant to this Section 16.9, except Sections 16.2, 16.3, 16.5 and 16.7. Any Permitted Transferee which is an assignee hereunder shall be referred to as a “Permitted Assignee.” “Control,” as used in this Section 16.9, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

16.10 Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Article 16 or otherwise has breached or acted unreasonably under this Article 16, Tenant’s sole remedy shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including any right provided under California Civil Code Section 1995.310 or other Legal Requirements to terminate this Lease.

17. SUBORDINATION.

17.1 Subordination. This Lease is and shall be subject and subordinate to all mortgages or deeds of trust and to all ground or underlying leases which now exist or may hereafter be executed (each, a “Superior Encumbrance”) affecting all or any part of the Project, Landlord’s interest or estate therein, or any ground or underlying lease, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Notwithstanding the foregoing, if any mortgagee or trustee or ground lessor under a Superior Encumbrance (a “Security Holder”) shall elect to have this Lease prior to the lien of its Superior Encumbrance, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Superior Encumbrance, whether this Lease is dated prior to or subsequent to the date of said Superior Encumbrance or the date of the recording thereof.

17.2 Subordination Agreements. Tenant will execute and deliver, upon demand, without charge therefor, such further instruments confirming the subordination of this Lease to any Superior Encumbrance, or the subordination of any Superior Encumbrance to this Lease, pursuant to Section 17.1, as the case may be, as may be required by Landlord. Tenant’s failure to comply with its obligations under this Section 17.2 within fifteen (15) days of demand shall constitute an Event of Default. Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to execute and deliver any such agreements, instruments, releases or other documents in the event of Tenant’s failure to do so within the time period required herein.

17.3 Attornment. If this Project is transferred to any purchaser pursuant to or in lieu of proceedings to enforce any Superior Encumbrance, and this Lease is either prior to such Superior Encumbrance or the Security Holder under such Superior Encumbrance elects to have this Lease survive such transfer, Tenant shall attorn to such purchaser and recognize such purchaser as the landlord under this Lease, and this Lease shall continue as a direct lease between such purchaser and Tenant. Tenant agrees that any such purchaser shall not be responsible for any act or omission of the prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided, however, that the foregoing shall not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that any Security Holder under a Superior Encumbrance shall be a third-party beneficiary of this Section 17.3.

18. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and performing its other covenants under this Lease, Tenant shall have the quiet possession of the Premises for the Term as against any persons or entities lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease and any Superior Encumbrance.

19. DEFAULT; REMEDIES.

19.1 Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a) Tenant fails to pay Base Rent or any Operating Cost Payment when due and such failure continues for three (3) days after written notice of such failure from Landlord;

(b) Tenant fails to make any payment required by this Lease (other than Base Rent or any Operating Cost Payment) and such failure continues for five (5) days after written notice of such failure from Landlord;

(c) Tenant fails to deliver any subordination agreement requested by Landlord pursuant to and within the period prescribed in Section 17;

(d) Tenant fails to deliver any estoppel certificate requested by Landlord in the form attached hereto as Exhibit D within the period prescribed in Section 23;

(e) Tenant transfers or attempts to transfer this Lease except in strict accordance with the provisions of Section 16;

(f) Tenant’s violation of the rules and regulations described in Section 28.

(g) Tenant fails to observe and perform any other material provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice from Landlord; provided, however, that if the nature of the default is such that the same cannot reasonably be cured within said thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion;

(h) Tenant abandons the Premises (as defined in California Civil Code Section 1951.3); or

(i) The making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition seeking relief under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

Tenant acknowledges and agrees that any notices required to be given by Landlord under this Section 19.1 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such Section.

19.2 Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord may, at any time thereafter, exercise the following remedies, which shall be in addition to any other rights or remedies now or hereafter available to Landlord at law or in equity:

(a) Maintain this Lease in full force and effect and recover Rent as it becomes due, without terminating Tenant’s right to possession irrespective of whether Tenant shall have abandoned the Premises. In such event, Landlord may exercise all of the rights and remedies of a landlord under California Civil Code Section 1951.4 or any successor statute. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

(b) Terminate this Lease and Tenant’s right to possession of the Premises at any time by written notice to Tenant, in which case Tenant shall immediately surrender possession of the Premises to Landlord. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no act of Landlord, including its efforts to relet the Premises, its storage of Tenant’s Personal Property, its acceptance of keys to the Premises from Tenant or its exercise of any other rights and remedies under this Section 19.2, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. If Landlord terminates this Lease and Tenant’s right to possession in writing, Landlord shall be entitled to recover from Tenant all damages as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages after such termination, including the following:

(i) The worth at the time of award of all unpaid Rent which had been earned at the time of termination;

(ii) The worth at the time of award of the amount by which all unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent Joss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which all unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(iv) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of award” of the amounts referred to in clauses (l) and (2) above shall be computed by allowing interest at the Default Rate. The “worth at the time of award” of the amount referred to in clause (3) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clauses (1), (2) and (3) above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant as set forth in Section 3.4. For purposes of computing the amount of Rent hereunder that would have accrued after the time of award, the amount of increases in Operating Costs shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

19.3 Landlord’s Right to Cure. Anything herein to the contrary notwithstanding, Landlord may cure any Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Default Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

19.4 Waiver of Forfeiture. Tenant hereby waives, for Tenant and for all those claiming by, through or under Tenant, California Code of Civil Procedure Sections l174(c) and 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.

19.5 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any payment of Rent is not made when due, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Anything herein to the contrary notwithstanding, Landlord shall not impose a late charge with respect to the first late payment of Rent in a calendar year, provided the subject late payment is made in full within three (3) days after written notice from Landlord that the same is due and unpaid.

19.6 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any late payment of Rent shall, at Landlord’s option, bear interest from the due date of any such payment to the date the same is paid at the Default Rate. As used in this Lease, “Default Rate” shall mean the lesser of twelve percent (12%) per annum or the maximum rate permitted by law.

19.7 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform any obligation required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to any holder of a Superior Encumbrance whose name and address have been furnished to Tenant, specifying in detail that Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within a reasonable time period and thereafter diligently prosecutes the same to completion.

19.8 Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party be liable under this Lease to the other party for lost profits, lost business revenue, lost opportunity costs or other consequential damages under this Lease; provided, however, that that the foregoing shall not limit Tenant’s liability for consequential damages as expressly provided in this Lease (e.g., Tenant’s indemnity obligations), nor for consequential damages that may be suffered by Landlord in connection with (a) any holding over in the Premises after the expiration or earlier termination of this Lease, or (b) any breach by Tenant of the terms and conditions set forth in Section 25 below. Further, nothing contained in this Section 19.8 shall affect Landlord’s rights and remedies under Section 19.2 above, including the remedy afforded Landlord by California Civil Code Section 1951.2(a)(4) and more specifically described in Section 19.2(b) above.

20. PARKING. Tenant and Tenant’s employees and invitees shall have the right to use the parking areas of the Project in the ratio set forth in the Basic Lease Provisions, subject to such regulations and charges as Landlord shall adopt from time to time, and subject to the right of Landlord to restrict Tenant’s use of the parking areas when, in the sole judgment of Landlord, Tenant’s use is excessive in relationship to the reasonable use required by other tenants. If Landlord becomes obligated under Legal Requirements or any other directive of any governmental or quasi-governmental authority to pay or assess fees or charges for parking, Tenant shall pay such amounts to Landlord as Rent.

21. RELOCATION OF PREMISES.

21.1 Conditions. Landlord shall have the one-time right during the Term of this Lease to relocate Tenant on or above the third (3rd) floor of the Building to space with similar or better views, subject to the following terms and conditions:

(a) The rentable and usable areas of the new Premises (the “Relocation Premises”) must be of substantially equal size to the original Premises (a variation of up to ten percent (1 0%) is permitted provided the Base Rent payable under this Lease is not increased);

(b) Landlord shall pay the cost of providing tenant improvements in the Relocation Premises substantially comparable to the tenant improvements (including Cabling) in the original Premises; and

(c) Landlord shall pay the expenses reasonably incurred by Tenant to move to the Relocation Premises, plus Tenant’s costs of door lettering, telephone relocation and reasonable quantities of new stationery.

21.2 Notice. Landlord shall deliver to Tenant written notice of Landlord’s election to relocate Tenant, specifying the new location and the amount of Base Rent payable for the Relocation Premises, at least ninety (90) days prior to the date that the relocation is to be effective. If Tenant refuses to effectuate the relocation in accordance with this Section 21, then, in addition to other remedies available to Landlord in law or equity or under the terms of this Lease, Landlord shall have the right to cancel and terminate this Lease effective thirty (30) days after the date the relocation was to be effective. Upon Tenant’s relocation to the Relocation Premises, the term “Premises” as used in this Lease, shall mean the Relocation Premises. The parties, within thirty (30) days after the relocation, shall execute an amendment of this Lease confirming the relocation and any other changes to the terms of this Lease occasioned by this Section 21.

22. MORTGAGEE PROTECTION. Tenant shall give any holder of a Superior Encumbrance, by registered mail, a copy of any notice of default served upon Landlord, provided that, prior to Tenant’s delivery of such notice, Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Security Holder. If Landlord shall have failed to cure such default within the time period set forth in Section 19.7, the Security Holder shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Superior Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

23. ESTOPPEL CERTIFICATES. Tenant shall, within ten (10) days after written request of Landlord, execute, acknowledge and deliver to Landlord, to the holder of any Superior Encumbrance or to any purchaser of the Building and its lender(s), a certificate in the form attached hereto as Exhibit D (which has been completed to include the factual representations required to be made by Tenant). Any statement in such certificate relating to Tenant or Landlord defaults may be qualified to the actual knowledge of an appropriate officer or employee of Tenant. Tenant acknowledges that the holder of any Superior Encumbrance or purchaser and its lender(s) will be relying upon the statements made by Tenant in the certificate. If Tenant fails to execute or deliver such certificate within such ten (10) day period (a) such failure shall, at Landlord’s option, constitute an Event of Default under this Lease, (b) the information contained in such certificate completed in good faith by Landlord shall be binding on Tenant, as between Tenant and the recipient of the certificate, and (c) Landlord shall have all other rights and remedies set forth in this Lease.

24. SURRENDER, HOLDING OVER.

24.1 Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in good condition, except for reasonable wear and tear, damage from Casualty or a Taking not required to be repaired by Tenant, and Landlord’s repair and maintenance obligations; provided, however, that, except as otherwise notified by Landlord, Tenant shall, at its expense prior to the expiration or earlier termination of this Lease, remove from the Premises (a) any Alterations, and (b) all of Tenant’s Personal Property, including all telephone cables and wires, data and telephone equipment, and any other form of Cabling serving the Premises, whether or not installed by Tenant. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant and, with respect to any Alterations, Tenant shall restore the affected portion of the Premises to its condition existing before the installation of such Alterations (or, at Landlord’s election, to a Building-standard tenant-improved condition as determined by Landlord). If

Tenant’s request for Landlord’s approval of any proposed Alterations contains a request that Landlord identify the portion of such work that Landlord will require Tenant to remove as provided above, then Landlord will, at the time it approves the Alterations, identify such portion thereof, if any, that Landlord will require Tenant to so remove. If, however, at the time Landlord approves any Alterations, Landlord does not for any reason identify the portion thereof required to be removed, Landlord shall be deemed to have required that the Alterations, to the extent the same constitute Above-Standard Improvements, be removed prior to the expiration or termination of this Lease. Tenant shall not be obligated to remove any of the Suite Improvements at the expiration or sooner termination of the Lease. If Tenant fails to perform its obligations under this Section 24.1 on or before the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense, in which event Tenant shall reimburse Landlord for such expense within thirty (30) days after written demand accompanied by reasonable supporting documentation, together with interest at the Default Rate from the date such expenses were incurred until so paid. Tenant’s obligations under this Section 24.1 shall survive the expiration or earlier termination of this Lease. Upon the expiration or earlier termination of this Lease and of Tenant’s right to possession, Tenant shall surrender all keys to the Premises or any other part of the Building, and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

24.2 Abandoned Property. After the Expiration Date or earlier termination of this Lease, any of Tenant’s Personal Property left on the Premises shall, at the option of Landlord, be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises. Landlord may charge Tenant for the storage of Tenant’s Personal Property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s Personal Property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Section 24.2 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s Personal Property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof. Landlord’s action or inaction with regard to the provisions of this Section 24.2 shall not be construed as a waiver of Landlord’s right to require Tenant to remove Tenant’s Personal Property, restore any damage to the Building caused by such removal, and make any restoration required pursuant to this Lease.

24.3 Holding Over. Tenant shall have no right to hold over in the Premises after the expiration or earlier termination of this Lease. If Tenant holds over in any portion of the Premises after the expiration or earlier termination of this Lease, Tenant shall become a tenant at sufferance and Landlord may, without limiting its other rights and remedies, immediately pursue eviction of Tenant. During any period Tenant remains in the Premises after the expiration or earlier termination of this Lease, such possession shall be upon all of the terms, covenants and conditions set forth in this Lease, except that Base Rent shall be payable at a rate equal to the greater of (i) one hundred fifty percent (150%) of the Base Rent rate payable immediately prior to the Expiration Date (as the same may have been extended, and disregarding any temporary period of rent abatement that may then be in effect) or (ii) the fair market rental rate for the Premises as of the date of such holding over, as determined in good faith by Landlord (as applicable, the “Holdover Rate”). Landlord’s acceptance of any Base Rent at the base rental rate in effect immediately prior to the expiration or earlier termination of this Lease shall not constitute a waiver of Landlord’s rights hereunder to collect Base Rent at the Holdover Rate. If Tenant holds over for any partial month, Tenant shall pay the Holdover Rate for the entire month. Tenant shall indemnify Landlord against any and all Claims resulting from Tenant’s failure to surrender possession, including any Claims made by any succeeding tenant.

25. HAZARDOUS SUBSTANCES.

25.1 Tenant’s Obligations and Indemnity. Tenant shall not cause or permit any Hazardous Substances to be used, stored, released, generated or disposed of in, on or about the Project by Tenant or Tenant’s Representatives, except for limited quantities of ordinary office and cleaning supplies. Any such Hazardous Substances permitted on the Premises as hereinabove provided, and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all Environmental Laws. Tenant shall indemnify and hold harmless Landlord and the other Indemnitees from any and all Claims arising during or after the Term from or in connection with the use, storage, release, generation or disposal of Hazardous Substances in, on or about the Project by Tenant or Tenant’s Representatives. The indemnifications contained herein shall survive the expiration or earlier termination of this Lease.

25.2 Testing. If any lender or governmental agency requires testing of the Premises to ascertain whether or not there has been any release of Hazardous Substances and if a release of a Hazardous Substance is found to have been caused by Tenant or Tenant’s Representatives, the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent. Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises.

25.3 Landlord’s Representation. As of the date of this Lease, Landlord has received no notice that Hazardous Substances are present in the Building in violation of Environmental Laws.

25.4 Definitions. As used herein, (a) “Hazardous Substances” means any substance which is toxic, ignitable, reactive, or corrosive or which is regulated by Environmental Laws; and (b) “Environmental Laws” means all existing and future federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j. Without limiting the foregoing, “Hazardous Substances” includes any and all materials or substances which are defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law, and also includes asbestos, polychlorinated biphenyls and petroleum products.

25.5 Governing Agreements. The provisions of this Section 25 are intended to govern any environmental compliance and contamination issues arising under this Lease and, in case of conflict with any other provision of this Lease, shall be controlling and supersede any conflicting provision of this Lease.

26. SIGNS. Tenant shall not without the prior consent of Landlord place or permit to be placed in or upon the Building or the Project, any signs, notices, drapes, shutters, blinds or displays of any type that are visible from outside the Premises. Landlord shall include Tenant in the Building directories located in the Building. Landlord reserves the right in Landlord’s sole and absolute discretion to place and locate on the roof, exterior of the Building, and in any area of the Building not leased to Tenant such signs, notices, displays and similar items as Landlord desires.

27. COMPLIANCE WITH LAWS.

27.1 Landlord’s Obligations. Landlord shall, at all times during the Term, and at its sole cost and expense (subject to inclusion of such costs as Operating Costs to the extent permitted pursuant to Section 4), promptly comply with all Legal Requirements applicable to the structural portions of the Building, the Building Systems and the Common Areas, except to the extent such compliance is Tenant’s responsibility as provided in Section 27.2 below. As used in this Lease, “Legal Requirements” means all applicable laws, statutes, ordinances, regulations, rules and requirements of any governmental or public authority, including the Americans with Disabilities Act of 1990, all regulations and guidelines promulgated thereunder, as well as any and all “Private Restrictions”, which, for purposes hereof, means easement agreements, cost sharing agreements, covenants, conditions, restrictions, and all similar agreements affecting the Project, whether now or hereafter recorded against the Project.

27.2 Tenant’s Obligations. Tenant shall, at all times during the Term, at its sole cost and expense, promptly comply with all Legal Requirements relating to (a) the operation of Tenant’s business at the Project, or (b) the use, condition, configuration or occupancy of the Premises. In addition, if a change to the Building Systems, the Common Areas or the structural portions of the Building becomes required under any Legal Requirements as a result of any Alterations or as a result of the specific use of the Premises by Tenant or any Tenant Party (other than typical business office usage), Landlord shall perform all such compliance work, at Tenant’s sole cost and expense. Tenant shall pay to Landlord the cost of such compliance work within ten (1 0) business days of receiving written notice from Landlord of the amount of same and prior to the date Landlord commences such compliance work.

27.3 Disclosure Regarding Certified Access Specialist. Tenant acknowledges that the Premises have not been inspected by a Certified Access Specialist (“CASp”) for purposes of California Civil Code Section 1938 and in accordance with said Section 1938, Landlord hereby discloses as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant shall not conduct or arrange for any CASp inspection without first obtaining Landlord’s written consent to the scope of any inspection or report to be issued. Tenant agrees to be solely responsible for the cost of such CASp inspection requested by Tenant and to not disclose the results thereof without the written consent of Landlord.

28. RULES AND REGULATIONS. Tenant and Tenant’s Representatives shall observe and comply fully and faithfully with all reasonable and nondiscriminatory rules and regulations adopted by Landlord for the care, protection, cleanliness and operation of the Project and its tenants, including those attached to this Lease as Exhibit C and any modification or addition thereto adopted by Landlord, provided Landlord shall have given written notice thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Project of any of said rules and regulations.

29. NOTICES. All notices or demands of any kind required or desired to be given by Landlord or Tenant hereunder shall be in writing and shall be personally delivered, sent via United States mail, certified or registered, postage prepaid, return receipt requested, or sent by private messenger service or reputable overnight courier providing written confirmation of receipt, addressed to Landlord or Tenant respectively at the addresses set forth in the Basic Lease Provisions or such other address(es) as shall be established by notice to the other party given pursuant to this Section 29. Notices shall be deemed delivered on the date of receipt at the address(es) for such party designated pursuant to this Section 29 (as evidenced by the certified mail receipt or other written confirmation of delivery). If any notice is not received or cannot be delivered due to a change in the address of the recipient, notice of which was not previously given to the sending party, or due to a refusal to accept delivery, such notice shall be deemed delivered on the date delivery is attempted. Notwithstanding the foregoing, Landlord shall have the right, upon notice to Tenant thereof, to eliminate personal delivery as an effective means of notice hereunder. Any approval, consent or other notice under this Lease may be given on behalf of a party by the attorney for such party.

30. AUTHORITY. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of Tenant represents and warrants that Tenant is a duly organized and validly existing entity, and the persons signing on behalf of Tenant are duly authorized to execute and deliver this Lease on behalf of Tenant. Similarly, Landlord represents and warrants to Tenant that Landlord is a duly organized and validly existing entity, the persons signing on behalf of Landlord are duly authorized to execute and deliver this Lease on behalf of Landlord, and any approvals or consents of third parties required in connection with this Lease have been obtained prior to execution and delivery hereof. Tenant shall, prior to Landlord’s execution of this Lease, deliver to Landlord a certified copy of a resolution of the board of directors of Tenant authorizing the execution of this Lease and naming the individuals who are authorized to sign the Lease on behalf of Tenant.

31. INTENTIONALLY DELETED.

32. BROKERS. Tenant warrants and represents to Landlord that in the negotiating or making of this Lease neither Tenant nor anyone acting on its behalf has dealt with any real estate broker or finder who might be entitled to a fee or commission for this Lease other than the persons or entities named in the Basic Lease Provisions, whose commission shall be paid by Landlord    pursuant to a separate written agreement. Tenant shall indemnify and hold Landlord harmless from any Claims incurred by Landlord as a result of any other broker or finder asserting a claim for a fee or commission based upon any dealings with or statements made by Tenant or its agents, employees or representatives.

33. RESERVED RIGHTS. Landlord reserves to itself all rights not expressly granted to Tenant hereunder, including the right, in Landlord’s sole and absolute discretion, to lease, renovate, improve, alter, subdivide, demolish, construct or develop the Project, or enter into new Private Restrictions with owners of other property, and no such act, or failure to so act, shall constitute a breach of any obligation to Tenant or give rise to any remedy, including any remedy of constructive eviction, damages or abatement of Rent.

34. TRANSFER OF THE BUILDING BY LANDLORD. In the event of any conveyance of the Building and assignment by Landlord of this Lease, Landlord shall be and is hereby released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment provided that such transferee expressly assumes all of Landlord’s obligations under this Lease.

35.     MISCELLANEOUS.

35.1 Captions; Attachments: Defined Terms.

(a) Captions. The captions of the Sections of this Lease are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any Section of this Lease. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. When required by the contents of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to,” the matter or matters thereafter enumerated.

(b) Exhibits. Exhibits and addenda and schedules attached hereto are deemed to constitute part of this Lease and are incorporated herein.

(c) Defined Terms. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. The obligations of this Lease as to a Tenant which consists of husband and wife shall extend, individually, to their sole and separate property as well as to their community property. For purposes hereof, “business day” shall be all calendar days, except Saturdays and Sundays and Holidays.

35.2 Entire Agreement. This Lease, along with any exhibits, addenda and schedules incorporated herein, constitutes the entire agreement between Landlord and Tenant relative to the Premises, and may be altered, amended or revoked only by instrument in writing signed by both Landlord and Tenant. All prior or contemporaneous agreements, oral and written, between and among Landlord and Tenant and their agents or representatives relative to the leasing of the Premises are superseded by this Lease.

35.3 Severability. If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each remaining term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

35.4 Costs of Suit. If Tenant or Landlord brings any action for the enforcement or interpretation of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the losing party shall pay to the prevailing party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. The “prevailing party” will be determined by the court before which the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, Tenant shall pay all reasonable attorneys’ fees and other costs and expenses that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

35.5 Joint and Several Liability. All the terms, covenants and conditions contained in this Lease to be performed by either party, if such party shall consist of more than one person or organization, shall be deemed to be joint and several, and except as otherwise expressly provided to the contrary herein, all rights and remedies of the parties shall be cumulative and nonexclusive of any other remedy at law or in equity.

35.6 Independent Covenants; Binding Effect; Choice of Law. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby waives the benefit of any Legal Requirements to the contrary. Subject to any provisions hereof restricting assignment and subletting by Tenant, all of the provisions hereof shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Lease shall be governed and construed in accordance with by the laws of the State of California.

35.7 Waiver. No covenant, term or condition or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver or breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. Acceptance by Landlord of any performance by Tenant after the time the same shall have become due shall not constitute a waiver by Landlord of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Landlord in writing. Similarly, acceptance by Tenant of any performance by Landlord after the time the same shall have become due shall not constitute a waiver by Tenant of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Tenant in writing.

35.8 Force Majeure. Except to the extent expressly set forth to the contrary herein, if either party is delayed, interrupted or prevented from performing any of its obligations under this Lease, including its obligations under the Work Letter, and such delay, interruption or prevention is due to fire, act of God, governmental action (excluding governmental action resulting from the actions of Landlord or Tenant, e.g., inadequate permit submittals), labor dispute (provided that such labor dispute is industry-wide, and such party is not the particular target of such labor dispute), unavailability of materials or any other cause outside the reasonable control of such party (except financial inability) (“Force Majeure Events”), then the time for performance of the affected obligations of Landlord or Tenant, as the case may be, shall be extended for a period equivalent to the period of such delay, interruption or prevention.

35.9 Landlord’s Liability. The term “Landlord”, as used in this Lease, shall mean only the owner or owners of the Building at the time in question. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Project (which interest includes all rental and other income, sales, insurance and condemnation proceeds) as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s stockholders, directors, officers, members or partners on account of Landlord’s default under this Lease.

35.10 Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to specific performance but not to monetary damages for such failure, unless Landlord withheld its consent maliciously and in bad faith. The review and/or approval by Landlord of any item to be reviewed or approved by Landlord under the terms of this Lease or any exhibits hereto shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Project and no third parties, including Tenant or Tenant’s Representatives or any person or entity claiming by, through or under Tenant, shall have any rights against Landlord with respect thereto.

35.11 Delivery of Financial Statements. Upon request by Landlord, but not more than twice in any period of twelve (12) consecutive months, Tenant shall deliver to Landlord copies of Tenant’s most recent quarterly and annual audited financial statements, including balance sheets, income statements, statement of cash flow, and statements of net worth. Landlord may disclose the information (and may deliver copies of the financial statements) to Landlord’s current and prospective lenders and prospective purchaser(s). Prior to receiving any financial statements, Landlord shall execute and deliver to Tenant a commercially reasonable confidentiality agreement.

35.12 Relationship of Parties. It is understood and agreed that this Lease is not intended to create any relationship between the parties other than that of landlord and tenant, and neither party hereto shall represent to any third party that any relationship other than the foregoing exists.

35.13 Administrative Charges. If Landlord performs any maintenance or repairs that are the obligation of Tenant or repairs any damage caused by Tenant or Tenant Parties, then, in addition to reimbursing Landlord for the reasonable cost of such maintenance or repairs, Tenant shall pay Landlord an administrative fee equal to fifteen percent (15%) of the cost of the work. In addition, and without limiting any other provision of this Lease, whenever Tenant requests Landlord’s consent or submits documents to Landlord for Landlord’s review, including landlord lien waivers, Tenant shall pay to Landlord all out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by Landlord in connection with such consent or review.

35.14 Survival. The covenants of Landlord and Tenant set forth in this Lease that, by their express terms or nature, are to be performed after the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of this Lease.

35.15 OFAC List. Landlord advises Tenant hereby that the purpose of this Section 35.15 is to provide to the Landlord information and assurances to enable Landlord to comply with the Legal Requirements imposed by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. Tenant hereby represents, warrants and covenants to Landlord that, as of the date of this Lease and at all times during the Term, either (a) Tenant is, and shall be, regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (b) neither Tenant nor any person or entity that directly or indirectly (i) controls Tenant or (ii) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears, or shall appear, on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the OFAC. If, in connection with this Lease, there is one or more Guarantors of Tenant’s obligations under this Lease, then Tenant further represents, warrants and covenants that, as of the date of this Lease and at all times during the Term, either (1) any such Guarantor is, and shall be, a Regulated Entity or (2) neither Guarantor nor any person or entity that directly or indirectly (x) controls such Guarantor or (y) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears, or shall appear, on the OFAC List. Tenant shall, during the Term of this Lease, provide to Landlord information reasonably requested by Landlord including organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section 35.15. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Lease is true and complete.

35.16 Time Periods. All periods of time referred to in this Lease shall include all Saturdays, Sundays and Holidays, unless the period of time specifies business days; provided, however, that if the date or last date to perform any act or give notice or approval shall fall on a Saturday, Sunday or Holiday, such act, notice or approval shall be timely if performed or given on the next succeeding day which is not a Saturday, Sunday or Holiday.

35.17 Time of the Essence. Time is of the essence for the performance of each term, condition and covenant of this Lease. The foregoing shall not operate, however, to reduce the time period allocated for the performance of any obligation or the curing of any default if a time period is specified in this Lease for the performance of such obligation.

35.18 Counterparts. Landlord and Tenant may execute this Lease in multiple counterparts and may deliver copies of such executed counterparts to each other by facsimile or electronically (by e-mail and in formats such as PDF), and such manner of execution and delivery shall be deemed valid and binding for all purposes on the date of such delivery; provided, however, that each party shall deliver original signed counterparts of this Lease to each other party as soon as reasonably practicable thereafter. Each counterpart shall constitute an original and all of the counterparts, when taken together, shall constitute one and the same instrument. Any copy of a fully-executed version of this Lease shall be deemed an original for all purposes.

35.19 WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a) Waiver of Jury Trial. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b) In the event that the jury waiver provisions of Section 35.19(a) are not enforceable under California law, then, unless otherwise agreed to by the parties, the provisions of this Section 35.19(b) shall apply. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 35.19 shall apply to an unlawful detainer action.

Landlord and Tenant have executed this Lease on the date and year set forth at the beginning of this Lease.

Landlord:		Tenant:

Alexander Properties Company, LLC, a California limited liability company		Complete Solar, Inc., a Delaware corporation

By:		By:	/s/ Will Anderson
	Authorized Signatory	Title:	CEO

By:
Authorized Signatory
By:
Title:

EXHIBIT A

SPACE PLAN OF PREMISES

Exhibit A

EXHIBIT B

WORK LETTER

This work letter (“Work Letter”) sets forth the terms and conditions relating to the construction of the initial improvements in the Premises. All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease.

SECTION I

SUITE IMPROVEMENTS

1.1 Suite Improvements. Landlord shall cause the General Contractor (as defined in Section 3.2 below) to construct and install in the Premises with reasonable diligence the improvements and fixtures provided for in this Work Letter (“Suite Improvements”). All Suite Improvements shall be performed in a first-class workmanlike manner in accordance with the Approved Construction Drawings (as hereinbelow defined).

SECTION II

CONSTRUCTION DRAWINGS

2.1 Plans.

2.1.1 Design Development Plans. Landlord and Tenant have approved the plans attached hereto as Exhibit B-1 (hereinafter, “Approved Plans”) for the Premises.

2.1.2 Intentionally Deleted.

2.1.3 Intentionally Deleted.

2.1.4 Construction Drawings. After approving the Design Development Plan, Landlord shall cause the Architect to prepare and deliver to Tenant final working drawings (“Construction Drawings”) that will enable the General Contractor to construct the Suite Improvements. The Construction Drawings shall conform to the Approved Design Development Plan. Tenant shall approve or disapprove the Construction Drawings by written notice to Landlord given within five (5) days after Tenant’s receipt thereof. If Tenant disapproves the Construction Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires to the Construction Drawings. Landlord shall cause the Architect to revise the Construction Drawings and resubmit it to Tenant; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Construction Drawings that are inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves. Such revision and resubmission shall occur within five (5) business days after Landlord’s receipt of Tenant’s notice of disapproval. Once the parties have approved the Construction Drawings, such approved Construction Drawings shall be referred to as the “Approved Construction Drawings.”

Exhibit B, Page 1

2.2 Intentionally Deleted.

2.2.1 Intentionally Deleted.

2.2.2 Intentionally Deleted.

2.2.3 Intentionally Deleted.

2.3 Approved Construction Drawings; Permits. Upon approval of the Construction Drawings upon which the approved Cost Proposal is based shall constitute the “Approved Construction Drawings”. Landlord shall submit the Approved Construction Drawings to the appropriate municipal authorities for the purpose of securing the applicable building permits necessary to allow the General Contractor to commence and complete the construction of the Suite Improvements (the “Permits”).

2.4 Change Orders. If, prior to the Substantial Completion Date (as defined below), Tenant shall request improvements or changes to the Premises in addition to, revision of or substitution for the Suite Improvements identified on the Approved Design Development Plan or Approved Construction Drawings, including any request for above-Building standard finishes or other detailed specifications (individually or collectively, a “Change Order”), Tenant shall deliver to Landlord for its approval plans and specifications for such Change Order. If Landlord does not approve such Change Order, Landlord shall, if applicable, advise Tenant of the revisions required to obtain Landlord’s approval. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) days of Landlord’s disapproval, or Tenant shall be deemed to have abandoned its request for such Change Order. If Landlord approves any Change Order, Landlord shall have five (5) days to provide Tenant notice of (a) the cost of such Change Order, and (b) whether any delay in the Substantial Completion of the Suite Improvements is anticipated as a result thereof and, if so, the estimated length of such delay. Tenant will thereafter have three (3) days to approve or withdraw its request for such Change Order. If Tenant fails to respond within such three (3) day period, Tenant will be deemed to have withdrawn its request for such Change Order. Tenant shall pay for all preparations and revisions of plans and specifications, and any increase in the cost of construction, resulting from all Change Orders.

2.5 Time Deadlines. Tenant shall use good faith efforts and all due diligence to cooperate with Landlord to complete all phases of the Construction Drawings and the permitting process as soon as possible after the execution of the Lease. Tenant shall meet with Landlord on a scheduled basis, to be determined by mutual agreement, to discuss the progress thereof.

2.6 Landlord’s Approval. Landlord’s approval of any matter pursuant to this Work Letter may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Work Letter, would directly or indirectly delay the Substantial Completion of the Suite Improvements or would adversely affect the Building Systems, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.7 Compliance With Law; Suitability For Tenant’s Use. Landlord shall cause the Architect and the Contractor to use the Standard Level of Care (defined below) to cause the Design Development Plan and the Construction Drawings to comply with Legal Requirements; provided, however, that Landlord shall not be responsible for any violation of Legal Requirements resulting from (a) any particular use of the Premises (as distinguished from

Exhibit B, Page 2

general office use), or (b) any failure of the Approved Initial Design Information or the Approved Additional Design Information to comply with Legal Requirements. As used herein, “Standard Level of Care” means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with Legal Requirements where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this Section 2.7, Tenant shall be responsible for ensuring that the Initial Design Information, the Design Development Plan, the Additional Design Information, and the Construction Drawings (collectively, the “Drawings”) are suitable for Tenant’s use of the Premises and comply with Legal Requirements, and neither the preparation of any of the Drawings by the Architect or the Contractor nor Landlord’s approval of the Drawings shall relieve Tenant from such responsibility.

SECTION III

CONSTRUCTION OF THE SUITE IMPROVEMENTS

3.1 Construction. Upon Landlord’s receipt of the Approved Construction Drawings and the Permits, Landlord shall proceed with reasonable diligence to cause the Suite Improvements to be Substantially Completed by the General Contractor in accordance with all terms and conditions set forth in this Work Letter on or before the Target Commencement Date specified in the Basic Lease Provisions.

3.2 General Contractor. Landlord will engage SOC or another general contractor selected by Landlord (SOC or such other general contractor being herein the “General Contractor”) to construct the Suite Improvements.

SECTION IV

COST OF THE SUITE IMPROVEMENTS

4.1 Intentionally Deleted.

4.2 Intentionally Deleted.

4.3 Over-Allowance Amount. In the event of a change order requested by Tenant, any excess of the amount of the Suite Improvement, is herein referred to as the “Over-Allowance Amount”. Concurrently with Tenant’s approval of the Cost Proposal, Tenant shall pay the Over-Allowance Amount to Landlord. Any Over-Allowance Amount shall be disbursed by Landlord before the Suite Improvement Allowance and pursuant to the same procedure as Landlord disburses the Suite Improvement Allowance. If, after the Cost Proposal is approved by Tenant, (1) any revision is made to the Approved Construction Drawings, or the Suite Improvements are otherwise changed, in each case in a way that increases the Suite Improvement Costs, or (2) the Cost Proposal is otherwise increased to reflect the actual amount of Suite Improvement Costs to be incurred in connection with the performance of the Suite Improvements pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request. In the event that any Over-Allowance Amount delivered to Landlord remains unused upon completion of the Suite Improvements, such amount shall be credited against Rent.

Exhibit B, Page 3

SECTION V

SUBSTANTIAL COMPLETION OF THE SUITE IMPROVEMENTS

5.1 Substantial Completion. The Suite Improvements shall be deemed to be “Substantially Completed” at such time as Landlord shall certify in writing to Tenant that the Suite Improvements have been fully completed in accordance with this Work Letter (as reasonably determined by Landlord), except for finishing details, decorative items, minor omissions, mechanical adjustments, and similar items of the type customarily found on an architectural punchlist, the correction or completion of which items, collectively, will not substantially interfere with Tenant’s occupancy and use of the Premises (“Punchlist Items”). The date on which the Suite Improvements are Substantially Completed is herein referred to as the “Substantial Completion Date”.

5.2 Punchlist. The Punchlist Items shall not act to suspend or delay the Commencement Date, but Landlord shall use commercially reasonable efforts to complete the Punchlist Items within thirty (30) days following the Substantial Completion Date. In addition, as more particularly described in Section 6.1 below, Landlord shall, within thirty (30) days following notice from Tenant, cause the General Contractor to repair any other construction defects discovered by Tenant and reported to Landlord in writing within thirty (30) days following the Commencement Date.

5.3 Tenant Cooperation. Tenant shall use its reasonable efforts and all reasonable due diligence to cooperate with Landlord to complete all phases of the Construction Drawings and the permitting process as soon as possible after the execution of the Lease. Tenant shall meet with Landlord on a scheduled basis, to be reasonably determined by Landlord, to discuss the progress thereof. Without limiting the foregoing, if (a) the Suite Improvements include the installation of electrical connections for furniture stations to be installed by Tenant, and (b) any electrical or other portions of such furniture stations must be installed in order for Landlord to obtain any governmental approval required for occupancy of the Premises, then (i) Tenant, upon five (5) business days’ notice from Landlord, shall promptly install such portions of such furniture stations in accordance with Section 9 of the Lease, and (ii) during the period of Tenant’s entry into the Premises for the purpose of performing such installation, all of Tenant’s obligations under the Lease relating to the Premises shall apply, except for the obligation to pay Base Rent. Any delay in the Substantial Completion Date attributable to a delay in Tenant’s installation of such portions of the furniture stations shall constitute a Tenant Delay.

5.4 Delay in Substantial Completion.

5.4.1 Tenant Delay. For purposes of the Lease and this Work Letter, the term “Tenant Delay” shall mean any actual delay in construction of the Suite Improvements that is due to any act of omission of Tenant (wrongful, negligent or otherwise), its agents, contractors, or vendors, including, but not limited to, delays resulting from:

(a) Tenant’s failure to act within any time periods specified in this Work Letter, except to the extent caused by Landlord’s failure to act within any time periods set forth in this Work Letter (provided, however, that Tenant has provided written notice to Landlord of any action or omission of Landlord that Tenant believes constitutes such failure to act);

Exhibit B, Page 4

(b) Tenant’s failure to approve the Cost Proposal on or before Tenant’s Approval Deadline;

(c) Tenant’s failure to pay the Over-Allowance Amount as required under Section 4.3 of this Work Letter;

(d) Any breach by Tenant of this Work Letter or the Lease; (e) Any Change Order requested by Tenant;

(f) The failure of Tenant or its employees or agents to respond within one (1) business day to any reasonable request from the General Contractor pertaining to the construction of the Suite Improvements after construction has commenced;

(g) Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time; or

(h) Any other matter specified in this Work Letter to constitute a Tenant Delay.

5.4.2 Deemed Substantial Completion. The term “Tenant Delay” shall not include any Force Majeure Delays. As used in the Lease, “Force Majeure Delays” means delays caused by strikes, fire, unusually severe and adverse weather conditions, unanticipated shortages of necessary labor or materials or for other reasons beyond the reasonable control of Landlord. Notwithstanding the provisions of Section 5.1 above, (a) if Landlord is delayed in completing the Suite Improvements or in delivering possession of the Premises to Tenant as a result of any Tenant Delay, then the Substantial Completion Date shall be the date that the Suite Improvements would have been Substantially Completed in the absence of such Tenant Delay, as reasonably determined by Landlord or Landlord’s architect; and (b) if Tenant takes possession and commences business operations in any portion of the Premises prior to the date that the Suite Improvements are Substantially Completed, then the Substantial Completion Date shall be the date Tenant commences business operations in the Premises. Tenant shall be responsible for and shall pay any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Suite Improvements have been Substantially Completed, as determined without giving effect to the preceding sentence.

SECTION VI

MISCELLANEOUS

6.1 Contractor’s Guaranty. If, within thirty (30) days after the Substantial Completion Date, Tenant provides notice to Landlord of any non-latent defect in the Suite Improvements, or if, within one (1) year after the Substantial Completion Date, Tenant provides notice to Landlord of any latent defect in the Suite Improvements, Landlord, at no expense to Tenant, shall cause such defect to be promptly corrected. Notwithstanding the foregoing, Landlord shall not be obligated to correct damage or defects caused by abuse, Improper or insufficient maintenance, improper operation, or normal wear and tear.

Exhibit B, Page 5

6.2 Tenant’s Representative. Tenant has designated Will Anderson as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated Conor Deal and Scott Bergstrom its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a default by Tenant under the Lease (including any default by Tenant under this Work Letter) beyond applicable notice and cure periods has occurred at any time on or before the Substantial Completion of the Suite Improvements, then (a) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Suite Improvement Allowance and/or Landlord may cause General Contractor to cease the construction of the Suite Improvements, and (b) all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease. Any delay in the Substantial Completion of the Suite Improvements caused by the exercise of Landlord’s rights pursuant to this Section 6.4 shall constitute a Tenant Delay.

6.5 No Right of Termination. The parties acknowledge that once the Lease is fully executed, Tenant shall have no right to terminate the Lease due to the fact that the Cost Proposal exceeds (a) the Suite Improvement Allowance or (b) the anticipated Suite Improvement Costs.

6.6 Ownership of Suite Improvements. All Suite Improvements whether installed by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease.

Exhibit B, Page 6

EXHIBIT B-1

APPROVED PLANS

Exhibit B-1, Page 1

K
L
L6
M
N
P
10
11
11.6
12
13
14

DEMOLITION PLAN

K
L
L6
M
N
P
10
11
11.6
12
13
14

PARTITION/FINISH PLAN

DEMOLITION NOTES

1. CONTACT SUNSET DEVELOPMENT TO DETERMINE ANY MATERIAL TO BE SALVAGED DURING DEMOLITION WORK.
2. REMOVE AND DISPOSE LEGALLY OFF-SITE TO AN APPROVED DISPOSAL LOCATION ALL MATERIAL NOT REQUIRED TO BE SALVAGED.
3. STORE AND PROTECT ALL MATERIAL TO BE SALVAGED IN A DESIGNATED AREA ESTABLISHED BY SUNSET DEVELOPMENT.
4. ALL DOORS, FRAMES, HARDWARES AND SIDELITES TO BE SALVAGED FOR REUSE.
5. PATCH AND REPAIR ALL SURFACES DAMAGED AS A RESULT OF DEMOLITION ACTIVITIES.

NOTE

SUB-CONTRACTORS TO BE RESPONSIBLE FOR CHECKING CONTRACT DOCUMENTS, FIELD CONDITIONS, AND DIMENSIONS FOR ACCURACY AND CONFIRMING THAT WORK IS BUILDABLE AS SHOWN BEFORE PROCEEDING WITH PRICING OR CONSTRUCTION. IF THERE ARE ANY QUESTIONS REGARDING THESE OR OTHER COORDINATION QUESTIONS, THE CONTRACTOR SHALL CONTACT SUNSET DEVELOPMENT BEFORE PROCEEDING WITH THE WORK IN QUESTION.

DEMOLITION LEGEND

- EXISTING CONSTRUCTION
- EXISTING PARTITION WALL TO BE REMOVED
- DOOR TO BE REMOVED
- DUPLEX ELECTRICAL OUTLET TO BE REMOVED
- DUPLEX DEDICATED ELECTRICAL OUTLET TO BE REMOVED
- FOURPLEX ELECTRICAL OUTLET TO BE REMOVED
- CAPPED OUTLET TO BE REMOVED
- OPEN OUTLET TO BE REMOVED
- THERMOSTAT TO BE REMOVED
- STROBE/HORN TO BE REMOVED
- SWITCH TO BE REMOVED
- FLUSH FLOOR MOUNTED DUPLEX ELECTRICAL + PHONE/DATA OUTLET TO BE REMOVED
- WATER LINE TO BE REMOVED
- FIRE EXTINGUISHER

DEMOLITION SHEET NOTES

PARTITION/FINISH LEGEND

PARTITION/FINISH SHEET NOTES

FINISH SCHEDULE

PARTITION NOTES

DOOR SCHEDULE

HARDWARE SCHEDULE

DIMENSION NOTES

PROJECT LOCATION

BISHOP RANCH
A Sunset Development Project
2600 Camino Ramon Ste 201
San Ramon, CA 94583
925.866.0100

Proposed Tenant Improvements For:

Complete Solar SUITE 504

Bishop Ranch 8 Building Q Suite 504

3000 EXECUTIVE PARKWAY
San Ramon, CA 94583

Issued for PRICING

REVISIONS

SHEET TITLE

Demo/Partition/ Finish Plan

SHEET NUMBER

A-1

1 OF 3

ELECTRICAL/TELE/DATA PLAN

REFLECTED CEILING PLAN

ELECTRICAL LEGEND

ELECTRICAL SHEET NOTES

EQUIPMENT LIST

REFLECTED CEILING LEGEND

RCP SHEET NOTES

REFLECTED CEILING NOTES

NOTE

SUB-CONTRACTORS TO BE RESPONSIBLE FOR CHECKING CONTRACT DOCUMENTS, FIELD CONDITIONS, AND DIMENSIONS FOR ACCURACY AND CONFIRMING THAT WORK IS BUILDABLE AS SHOWN BEFORE PROCEEDING WITH PRICING OR CONSTRUCTION. IF THERE ARE ANY QUESTIONS REGARDING THESE OR OTHER COORDINATION QUESTIONS, THE CONTRACTOR SHALL CONTACT SUNSET DEVELOPMENT BEFORE PROCEEDING WITH THE WORK IN QUESTION.

PROJECT LOCATION

BISHOP RANCH

2600 Camino Ramon Ste 201
San Ramon, CA 94583

Proposed Tenant Improvements For:

Complete Solar SUITE 504

Bishop Ranch 8 Building Q Suite 504

3000 EXECUTIVE PARKWAY
San Ramon, CA 94583

Issued for PRICING

REVISIONS

SHEET TITLE

Electrical/ Ceiling Plan

SHEET NUMBER

A-2

2 OF 3

SINK DETAIL
CARPET TO VCT/LVT TRANS
NOT USED
NEW DEMISING WALL- SLAB TO SLAB
NEW CONFERENCE & EXEC. OFFICE DETAIL
(E) DEMISING WALL- FLOOR TO CEILING
NOT USED
NEW DEMISING WALL- FLOOR TO CEILING
TACTILE "EXIT" AND "EXIT ROUTE" SIGNAGE
GENERAL DEVICE ALIGNMENT
STUD SIZE, SPAN & SPACING SCHEDULE
LCD MOUNTING HEIGHT, TYPICAL
CABINET ELEVATION & SECTIONS - BREAKROOM
WINDOW HEAD/SILL
CONFERENCE 509 ENTRANCE WALL ELEVATION
PROJECT LOCATION

BISHOP RANCH

A Sunset Development Project

2600 Camino Ramon Ste 201
San Ramon, CA 94583
925.866.0100

Proposed Tenant Improvements For:

Complete Solar SUITE 504

Bishop Ranch 8 Building Q Suite 504

3000 EXECUTIVE PARKWAY
San Ramon, CA 94583

Issued for PRICING

REVISIONS

SHEET TITLE

DETAILS

SHEET NUMBER

A-3

3 OF 3

EXHIBIT C

RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed, affixed or otherwise displayed by Tenant on or to any part of the outside or inside of the Building or the Premises without the prior written consent of Landlord and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to and at the expense of Tenant. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises; provided, however that Tenant may request Landlord to furnish and install a building standard window covering at all exterior windows at Tenant’s cost. Tenant shall not install any radio or television antenna, loud speaker, or other device on or about the roof area or exterior walls of the Building.

2. The sidewalks, hallways, passages, exits, entrances, lobbies, elevators and stairways, including those located within the Premises, shall not be obstructed by Tenant (whether by storage or materials or merchandise, storage of boxes or packages delivered to Tenant from time to time, or otherwise) or used by Tenant or any of Tenant’s Representatives for any purpose, other than for ingress to and egress from the Premises. In no event may Tenant go upon the roof of the Building. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations. Landlord shall also have the right, from time to time, to impose reasonable controls on access to the Building. Such limitation or control upon access may include establishing procedures for deliveries by messengers and caterers, and access to the Premises by Tenant’s invitees and employees. Tenant shall not be denied access to the Premises or Common Areas, except for limited periods of time upon reasonable advance written notice, in emergency situations, or as mandated by governmental authority.

3. Landlord will furnish Tenant with thirty (30) keys and thirty (30) access cards to the Premises, free of charge. Additional keys and/or access cards shall be obtained only from Landlord and Landlord may make a reasonable charge for such additional keys. No additional locking devices shall be installed in the Premises by Tenant, nor shall any locking devices be changed or altered in any respect without the prior written consent of Landlord. All locks installed in the Premises excluding Tenant’s vaults and safes, or special security areas (which shall be designated by Tenant in a written notice to Landlord), shall be keyed to the Building master key system. Landlord may make reasonable charge for any additional lock or any bolt (including labor) installed on any door of the Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Premises.

4. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited therein and Tenant shall bear the expense of any breakage, stoppage or damage resulting from its violation of this rule.

Exhibit C, Page 1

5. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings or installation of wallpaper or paint shall be permitted except with the prior written consent of the Landlord and as the Landlord may direct.

6. Tenant may use the freight elevators in accordance with such reasonable scheduling as Landlord shall deem appropriate. Tenant shall schedule with Landlord, by written notice given no less than forty-eight (48) hours in advance, its move into or out of the Building which moving shall occur after 5:30 p.m. or on weekend days if required by Landlord; and Tenant shall reimburse Landlord upon demand for any additional security or other charges incurred by Landlord as a consequence of such moving. The persons employed by Tenant to move equipment or other items in or out of the Building must be acceptable to Landlord. The floors, corners and walls of elevators and corridors used for moving of equipment or other items in or out of the Project must be adequately covered, padded and protected and, Landlord may provide such padding and protection at Tenant’s expense if Landlord determines that such measures undertaken by Tenant or Tenant’s movers are inadequate. Without limitation on the foregoing, Tenant shall not use in the Building any pallet jacks or other equipment used to transport materials. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment or furnishings brought into the Building and also the times and manner of moving the same in or out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. There shall not be used in any space, or in the public halls of the Building, either by any Tenant or others, any hand trucks except those equipped with rubber tires and side guards.

7. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall in no way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitor or any other employee or any other person. Janitor service will not be furnished on nights when rooms are occupied after 9:30 p.m. Window cleaning shall be done only by Landlord.

8. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable, combustible or noxious fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to the Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any

Exhibit C, Page 2

way with other tenants or those having business therein, nor shall any animals (other than service dogs), birds or fish be brought in or kept in or about the Premises or the Building. Tenant shall not make or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring Buildings or premises or those having business with them whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way.

9. The Premises shall not be used for the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. Tenant shall not occupy or permit any portion of the Premises to be occupied for the manufacture or sale of liquor, narcotics, or tobacco in any form. The Premises shall not be used for lodging or sleeping or for any illegal purposes. No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory approved portable equipment for brewing coffee, tea and similar beverages and of microwave ovens approved by Landlord shall be permitted provided that such use is in accordance with all applicable federal, state and local laws, codes, ordinances, rules and regulations.

10. Landlord will direct electricians as to where and how telephone wires and any other cables or wires are to be installed. No boring or cutting for cables or wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

11. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by the Landlord. Tenant shall bear the expense of repairing any damage resulting from a violation of this rule or removal of any floor covering.

12. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by Landlord. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct or permit the obstruction of any of the foregoing or any tenant spaces, and at no time shall Tenant park vehicles which will create traffic and safety hazards or create other obstructions. For purposes of this rule, “smoking” means the personal use of any tobacco product, whether intended to be lit or not, and includes the use of an electronic cigarette or any other device intended to simulate smoking.

13. On Saturdays, Sundays and legal holidays all day, and on other days between the hours of 7:00 p.m. and 7:00 a.m. the following day, access to the Building. or to the halls, corridors, elevators, or stairways in the Building or to the Premises may be refused, unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant assumes all responsibility for protecting its Premises from theft, robbery and pilferage. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the

Exhibit C, Page 3

safety of the tenants and protection of property in the Building. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Saturdays, Sundays and legal holidays all day, and on other days between the hours of 7:00 p.m. and 7:00 a.m. and during such further hours as Landlord may deem advisable for the adequate protection of said Building and the property of its tenants, and to implement such additional security measures as Landlord deems appropriate for such purposes. The cost of such additional security measures, as reasonably allocated by Landlord to Tenant, shall be reimbursed by Tenant within thirty (30) days after receipt of Landlord’s demand therefor.

14. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets, water apparatus and utilities are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity shall likewise be carefully shut off, so as to prevent waste or damage and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. On multiple-tenancy floors, all tenants shall keep the doors to the Building corridors closed at all times except for ingress and egress, and all tenants shall at all times comply with any rules and orders of the fire department with respect to ingress and egress.

15. Landlord shall attend to the requests of Tenant after notice thereof from Tenant by telephone, in writing or in person at the Office of the Landlord. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from the Landlord.

16. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

17. Tenant agrees that it shall comply with all fire and security regulations that may be issued from time-to-time by Landlord and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations.

18. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of those Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

19. Canvassing, soliciting, peddling or distribution of handbills or other written material in the Building and Project is prohibited and Tenant shall cooperate to prevent same.

20. Landlord reserves the right to (i) select the name of the Project and Building and to make such change or changes of name, street address or suite numbers as it may deem appropriate from time to time, and (ii) grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted in the Lease. Tenant shall not refer to

Exhibit C, Page 4

the Project by any name other than the name as selected by Landlord (as same may be changed from time to time), or the postal address, approved by the United States Post Office. Without the written consent of Landlord, Tenant shall not use the name of the Building or Bishop Ranch Business Park in connection with or in promoting or advertising the business of Tenant or in any respect, except as Tenant’s address.

21. Tenant shall store all its trash and garbage within the Premises until removal of same to such location in the Project as may be designated from time to time by Landlord. No material shall be placed in the Project trash boxes or receptacle if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of San Ramon without being in violation of any law or ordinance governing such disposal.

22. Landlord shall have the right to control and operate the public portions of the Building and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

23. The directory of the Building will be provided for the display of the name and location of tenants and Landlord reserves the right to exclude any other names therefrom. Any additional name that Tenant shall desire to place upon the directory must first be approved by Landlord and, if so approved, a charge will be made for each such name.

24. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale from the Premises of, or use or permit the use of any sidewalk or Common Area adjacent to the Premises for the sale of newspapers, magazines, periodicals, theater tickets or any other goods, merchandise or service, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for manufacturing of any kind, or for any business or activity other than that specifically provided for in Tenant’s lease.

25. Tenant and all Tenant Parties shall park between designated parking lines only, and shall not occupy two parking spaces with one car. Parking spaces shall be for passenger vehicles only; no boats, trucks, trailers, recreational vehicles or other types of vehicles may be parked in the parking areas (except that trucks may be loaded and unloaded in designated loading areas), and no overnight parking is permitted. Vehicles in violation of the above shall be subject to tow away, at the vehicle owner’s expense. No tenant of the Building shall park in visitor or reserved parking areas. Any tenant found parking in such designated visitor or reserved parking areas or unauthorized areas shall be subject to tow-away at vehicle owner’s expense. The parking areas shall not be used to provide car wash, oil changes, detailing, automotive repair or other services unless otherwise approved or furnished by Landlord. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

Exhibit C, Page 5

26. Neither Tenant nor its employees, agents, contractors, licensees, or invitees (other than law enforcement personnel) shall bring any firearm, whether loaded or unloaded, into the Premises or the Building at any time.

27. Without limiting the foregoing, Tenant agrees that: (1) the Premises shall not be used to grow, harvest, process, produce, store (short or long term), distribute, transport, sell, or in any way use or ingest, marijuana plants, products, or derivatives therefrom in whatever form (“Cannabis”), or any product or substance containing Cannabis, and (2) Tenant shall not, and shall not authorize, permit, or suffer any of its officers, employees, agents, servants, licensees, subtenants, concessionaires, contractors, or invitees to, bring any form of Cannabis, or any substance or container containing Cannabis, onto the Premises or any associated facility, including parking lots and storage areas. The foregoing prohibitions apply to all Cannabis forms and usages, including those intended for medical use, regardless of whether lawful for any purpose under any state or federal law or regulation.

28. The word “Tenant” occurring in these Rules and Regulations shall mean Tenant and Tenant’s Representatives. The word “Landlord” occurring in these Rules and Regulations shall mean Landlord’s assigns, agents, clerks, employees and visitors.

29. Where conflicts are present between these Rule and Regulations and the other Sections of the Lease, the Lease shall prevail.

30. Landlord reserves the right to modify these Rules and Regulations at any time and shall distribute the new Rules and Regulations to Tenant via e-mail with each subsequent modification.

Exhibit C, Page 6

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

Attention:

Gentlemen:

The undersigned (“Tenant”) certifies as follows:

1. Tenant and Landlord entered into a written lease dated                      (the “Lease”) in which Landlord leased to Tenant and Tenant leased from Landlord premises located in the City of San Ramon, California, commonly known as the                                                               (the “Premises”).

2. A true and complete copy of the Lease and all modifications and amendments thereto is attached hereto as Exhibit A and such documents constitute the entire and only agreement between Landlord and Tenant with respect to the Premises except for the following:                                                              .

3. The Lease is in full force and effect; Landlord has completed all tenant improvements for the Premises required under the Lease and paid all allowances due to Tenant under the Lease; Tenant has accepted the Premises and presently occupies them, and is paying rent on a current basis; Tenant has no setoffs, claims or defenses to the enforcement of the Lease; Tenant has not assigned, transferred or hypothecated its interest under the Lease.

4. As of the date of this certificate, Tenant is not in default in the performance of the Lease, and has not committed any breach of the Lease, and no notice of default has been given to Tenant.

5. As of the date of this certificate, Landlord is not in default in the performance of the Lease and has not committed any breach of the Lease, and no notice of default has been given to Landlord.

6. Base Rent has been paid through                     , 20    . Other than as stated in the preceding sentence, no rent has been prepaid except:                     . (If none, write “none”).

7. A security deposit of $                     has been paid to the Landlord. (If there is no security deposit, write “none”). Tenant has no claim against Landlord for any security deposit or prepaid rent except as provided in this Section 7.

Exhibit D, Page 1

8. The term of the Lease commenced                                  and expires                      and Tenant has                      remaining options of                      years each to extend the term of the Lease.

9. The current Base Rent under the Lease is $                    . Tenant is further obligated under the Lease to pay as additional rent                                         . All rent and additional rent payable under the Lease as of the date of this letter has been paid in full. All “free rent” to which Tenant was entitled for the initial period of the Lease has expired or been applied to rental accrued to periods prior to the date hereof.

10. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

11. Except as provided in the Lease, Tenant has no options or rights to extend the term of the Lease, expand the size of the Premises, purchase the Building in which the Premises is located, or terminate the Lease.

12. [Tenant makes this certificate with the understanding                  is contemplating acquiring the Premises, and Lender is contemplating the financing of that acquisition and that both will do so in material reliance on this certificate] AND/OR [Tenant makes this certificate with the understanding that Lender is about to make a loan to Landlord secured by the Property and the rents payable under the Lease, and that Lender will do so in material reliance on this certificate.].

Executed on                                         , 20    .

Tenant

By:

Its:

Exhibit D, Page 2

EXHIBIT E

SPECIFICATIONS OF JANITORIAL SERVICES

The following specific janitorial services will be provided in accordance with provisions of Section 7.1, Landlord’s Obligations:

OFFICE AREAS (DAILY)

1.	Empty all waste baskets and disposal cans, if liners used, replace as necessary.

2.	Spot dust desks, chairs, file cabinets, counters and furniture.

3.	Spot vacuum all carpets and walk-off mats; spot as necessary.

4.	Sweep all hard surface floors with treated dust mop.

OFFICE AREAS (WEEKLY)

1.	Vacuum carpets completely, including around base boards, etc.

2.	Perform low dusting of furniture.

3.	Dust window sills and ledges.

OFFICE AREAS (QUARTERLY)

1.	Perform all high dusting of doors, sashes, moldings, etc.

2.	Dust mini blinds as needed.

OFFICE AREA CORRIDORS AND LOBBIES (DAILY SERVICE)

1.	Vacuum carpets and dust mop any hard floors.

2.	Spot clean carpets of all spillage.

3.	Clean all thresholds.

OFFICE AREA CORRIDORS AND LOBBIES (WEEKLY)

1.	Perform all high dusting of doors, sashes, moldings, etc.

2.	Vacuum and clean all ceiling vents.

3.	Polish any metal railings, placards, etc.

STAIRWAYS (DAILY)

1.	Sweep all hard surface steps.

2.	Dust banisters.

STAIRWAYS (WEEKLY)

1.	Sweep all hard surfaces.

2.	Spot mop all spills as needed.

RESTROOMS COMMON AREA (DAILY SERVICE)

1.	Empty all waste containers and replace liners as needed.

Exhibit E, Page 1

2.	Clean all metal, mirrors, and fixtures.

3.	Sinks, toilet bowls and urinals are to be kept free of scale.

4.	Clean all lavatory fixtures using disinfectant cleaners.

5.	Wash and disinfect underside and tops of toilet seats.

6.	Wipe down walls around urinals.

7.	Refill soap, towel, and tissue dispensers.

8.	Wet mop tile floors with disinfectant solution.

9.	Refill sanitary napkin machines as necessary.

RESTROOMS COMMON AREA (WEEKLY)

1.	Perform high dusting and vacuum vents.

2.	Use germicidal solution in urinal traps, lavatory traps, and floor drains.

RESTROOMS COMMON AREA (MONTHLY)

1.	Scrub floors with power machine.

2.	Wash down all ceramic tile and toilet compartments.

ELEVATORS (DAILY)

1.	Vacuum floors.

2.	Clean thresholds.

3.	Spot walls and polish surfaces.

GENERAL

All glass entry doors to offices, corridors, or lunch rooms are to be cleaned as necessary.

Exhibit E, Page 2

EXHIBIT F

INTENTIONALLY DELETED

Exhibit F

EXHIBIT G

COMMENCEMENT OF LEASE

Please refer to that certain Lease dated                 , 2018 by and between Alexander Properties Company, LLC, a California limited liability company, as Landlord, and Complete Solar, Inc., a Delaware corporation, as Tenant, covering Premises located at 3000 Executive Parkway, Suite 504, San Ramon, California 94583. All capitalized terms herein shall have the respective meanings given to them in the Lease.

It is hereby agreed to that;

(a)	The “Commencement Date” under the Lease, and the date for the commencement of Tenant’s payment of Base Rent under the Lease, is , 20 ;

(b)	The “Expiration Date” of the Lease is 11:59 p.m. on , 20 ;

(c)	The Base Year for calculating Tenant’s Share of Operating Costs is 2019;

(d)	Landlord has completed all of its construction obligations under the Work Letter.

ACKNOWLEDGED AND ACCEPTED:

Landlord:	Tenant:

Alexander Properties Company, LLC, a California limited liability company	Complete Solar, Inc., a Delaware corporation

By:	By:
Authorized Signatory	Title:
Date:	Date:

Exhibit G, Page 1

EXHIBIT H

EXCLUSIVE USE RESTRICTIONS

Without limiting the use restrictions set forth in the Lease to which this Exhibit is attached, in no event shall Tenant be permitted to use the Premises for the purposes identified below as a “Tenant’s Exclusive Use”:

•

As a private school or similar business offering any one or more of the following grades: kindergarten (except for an operation offering kindergarten classes in addition to childcare, such as Bright Horizons), first, second, third, fourth, fifth, sixth, seventh and/or eighth grade (“Competitor”), nor may any signage in Bishop Ranch list any Competitor (such restrictions in Bishop Ranch on the use by or signage of Competitors, being herein “Tenant’s Exclusive Use”). Notwithstanding the foregoing, Tenant’s Exclusive Use shall not apply to an operation such as Bright Horizons offering (A) only childcare, or (B) childcare and kindergarten classes.

•	As a childcare facility (“Tenant’s Exclusive Use”). Notwithstanding the foregoing, Tenant’s Exclusive Use shall not apply to a school, including a school that operates kindergarten classes.

Exhibit H

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is dated and as of March 31, 2020 (“Effective Date”) and is by and between Alexander Properties Company, LLC, a California limited liability company (“Landlord”) and Complete Solar, Inc. , a Delaware corporation (“Tenant”), who are parties to that certain lease dated October 3, 2018 (the “Existing Lease”) for Suite 504 (“Premises”) in the building located at 3000 Executive Parkway , San Ramon, California 94583 (“Building”). The parties desire to make the below modifications to the Existing Lease which, as so modified, is referred to herein as the “Lease”:

A.

Controlling over any contrary provisions contained in the Existing Lease, and in light of the impact of the COVID-19 pandemic, for the period commencing on May 1, 2020 and continuing until June 30, 2020 (“Deferral Period”), one hundred percent (100%) of the monthly recurring Base Rent and Additional Rent (collectively, “Rent”) under the Lease shall be deferred. Commencing on July 1, 2020, Tenant shall pay all monthly recurring Rent in accordance with the terms of the Existing Lease, including any and all increases thereto which would have otherwise occurred under the Lease.

B.	The total amount of deferred Rent during the Deferral Period is $36,171.16, hereinafter referred to as the “Deferral Amount.”

Tenant shall repay the Deferral Amount to Landlord in nine (9) equal monthly installments at no interest, with the first installment due on January 1, 2021 and the remaining installments due on the first day of each month through September 1, 2021.

Tenant’s repayment of the Deferral Amount shall be in addition to Rent payable under the Lease shall not be deemed repayment of past due rent for any reason. Such Deferral Amount and Base Rent is set forth in the below amended rent schedule (but does not include estimated additional charges for calendar years 2020 and beyond for which Tenant shall be obligated to pay):

Period:	Monthly Base Rent:
July 1, 2020 - December 31, 2020	$17,865.25
January 1, 2021 - September 30, 2021*	$22,420.23
October 1, 2021 - December 31, 2021	$18,401.21
January 1, 2022 - December 31, 2022	$18,953.25
January 1, 2023 - December 31, 2023	$19,521.85
January 1, 2024 - February 29, 2024	$20,107.51

*	Monthly installments of Deferral Amount included with Monthly Base Rent.

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C.

There shall be no modification of the Expiration Date of the Term. The granting of the Deferral Period shall result in no adjustment(s) to the dates of any periodic increases of recurring Rent, nor shall the granting of the Deferral Period affect any other future dates or time periods provided for in the Lease. In connection with the foregoing sentence, it is understood that any inconsistency in the Lease terms that results from the granting of the Deferral Period shall be resolved by Landlord in its sole discretion, acting reasonably and in good faith.

Except to the extent the Existing Lease is modified by this Amendment, the remaining terms and provisions of the Existing Lease shall remain unmodified and in full force and effect. In the event of conflict between the terms of the Existing Lease and the terms of this Amendment, the terms of this Amendment shall prevail. All words commencing with initial capital letters in this Amendment and not defined in this Amendment, but defined in the Existing Lease, shall have the same meaning in this Amendment as in the Existing Lease. This Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant. If this Amendment is executed in counterparts, each counterpart shall be deemed an original. The parties agree to accept a digital image of this Lease reflecting the execution of one or both of the parties as a true and correct original.

LANDLORD:		TENANT:

Alexander Properties Company, LLC, a California limited liability company		Complete Solar, Inc., a Delaware corporation

By:		By:	/s/ Carl W. Jasper
	Alexander R. Mehran, Jr. Manager	Name:	CARL W. JASPER

By:		Title:	VP OF FINANCE
David M. Fields Executive Vice President and Chief Administrative Officer

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